Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

by and between

Amylyx Pharmaceuticals, Inc., or a wholly owned subsidiary thereof, as Purchaser,

and

EIGER BIOPHARMACEUTICALS, INC., as Seller

Dated as of June 21, 2024

i

	3.16	Taxes	27
	3.17	Brokers and Finders	28
	3.18	No Other Representations or Warranties	28

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER		28
	4.1	Organization, Good Standing and Other Matters	28
	4.2	Authority and Enforceability	28
	4.3	No Conflict: Required Filings and Consents	29
	4.4	Financing	29
	4.5	Solvency	29
	4.6	Litigation	29
	4.7	Brokers and Finders	29
	4.8	Investigation and Agreement by Purchaser; Non-Reliance of Purchaser; No Other Representations and Warranties	29
	4.9	No Other Representations or Warranties	30

ARTICLE 5.	BANKRUPTCY COURT MATTERS		30
	5.1	Competing Transaction	30
	5.2	Bankruptcy Court Filings	31
	5.3	Assumption of Assigned Contracts	32

ARTICLE 6.	PRE-CLOSING COVENANTS		33
	6.1	Conduct of Business	33
	6.2	Access to Information; Confidentiality	34
	6.3	Efforts to Consummate	35
	6.4	Notices and Consents	35
	6.5	Regulatory Matters	35
	6.6	Public Announcements	36

ARTICLE 7.	POST-CLOSING COVENANTS		36
	7.1	Access to Information; Books and Records	36
	7.2	Post-Closing Receipt and Possession of Assets	36
	7.3	Tax Matters	37

ARTICLE 8.	CONDITIONS PRECEDENT		38
	8.1	Conditions to Each Party's Obligation	38
	8.2	Conditions to Obligations of Purchaser	38
	8.3	Conditions to Obligations of the Seller	39
	8.4	Waiver of Condition; Frustration of Conditions	39

ARTICLE 9.	TERMINATION		39
	9.1	Events of Termination	39
	9.2	Effect of Termination	40
	9.3	Termination Fee	41

ARTICLE 10.	GENERAL PROVISIONS		42
	10.1	Survival of Representations, Warranties and Covenants	42
	10.2	Entire Agreement	42
	10.3	Amendment; No Waiver	42
	10.4	Severability; Specific Versus General Provisions	42
	10.5	Expenses and Obligations	43
	10.6	Notices	43
	10.7	Counterparts	44
	10.8	Governing Law	44
	10.9	Submission to Jurisdiction; Consent to Service of Process	44
	10.10	Waiver of Jury Trial	45
	10.11	Rights Cumulative	45
	10.12	Assignment	45
	10.13	Specific Enforcement; Remedies	45
	10.14	Third-Party Beneficiaries	45
	10.15	No Personal Liability of Directors, Officers and Owners	46
	10.16	General Release.	46
	10.17	Bulk Sales Laws.	47
	10.18	Legal Representation	47

SCHEDULES

Schedule 2.1(a)	Transferred Inventory
Schedule 2.1(b)	Assigned Contracts
Schedule 2.1(d)	Regulatory Information
Schedule 2.11	Preliminary Allocation Schedule
Schedule 3.3	Seller Conflict; Required Filings and Consents
Schedule 3.6(g)	IND or Clinical Trial for Avexitide
Schedule 3.10	Assigned Contracts
Schedule 3.12	Absence of Material Developments
Schedule 3.14(a)	Intellectual Property Registrations
Schedule 3.14(b)	Intellectual Property Agreements
Schedule 3.14(d)	Office Actions and Fees Due
Schedule 3.15	Inventories
Schedule 4.3	Purchaser Conflict; Required Filings and Consents
Schedule 6.1	Conduct of Business
Schedule 6.4	Notices and Consents
Schedule 8.2(c)	Third Party Consents

EXHIBITS
Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Intellectual Property Assignment Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 21, 2024 (the “Effective Date”) is entered into by and between Amylyx Pharmaceuticals, Inc., a Delaware corporation, or a wholly owned subsidiary thereof (“Purchaser”) and Eiger BioPharmaceuticals, Inc., a Delaware corporation (the “Seller” or “Eiger”).

RECITALS

WHEREAS, on April 1, 2024 (the “Petition Date”) the Seller and certain of its Affiliates filed voluntary petitions for relief under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”), thereby commencing chapter 11 cases (collectively, the “Bankruptcy Cases”);

WHEREAS, the Seller is a debtor-in-possession under the Bankruptcy Code and manages its properties and assets pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, the Seller is engaged in the Business and owns, directly or indirectly, all of the Transferred Assets;

WHEREAS, the Seller desires to sell (or cause to be sold) to Purchaser, and Purchaser desires to purchase from the Seller, all of the Transferred Assets Free and Clear, and the Seller desires Purchaser to assume, and Purchaser desires to assume from the Seller, all of the Assumed Liabilities, in each case upon the terms and subject to the conditions hereof, pursuant to a Sale Order and Sections 105(a), 363 and 365 of the Bankruptcy Code and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure;

WHEREAS, the transactions contemplated by this Agreement and the Related Documents are subject to approval by the Bankruptcy Court and will only be consummated pursuant, among other things, to the Sale Order to be entered in the Bankruptcy Cases; and

WHEREAS, concurrently with the execution of this Agreement, Purchaser shall deposit (or cause to be deposited) an aggregate amount equal to the Deposit Escrow Amount into an escrow account (the “Deposit Escrow Account”) to be established and maintained by Escrow Agent pursuant to the Escrow Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1.

DEFINED TERMS
1.1
Defined Terms. The following terms shall have the following meanings in this Agreement:

“Action” means any action, audit, claim, complaint, summons, suit, proceeding, arbitration, third party mediation, audit, proceeding, dispute, hearing, inquiry, examination or litigation, whether civil, criminal, investigative, appellate or administrative, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by, or under common control with, such particular Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.11.

“Alternate Transaction” has the meaning set forth in Section 9.1(b).

“Applicable Law” means, with respect to any Person, any federal, provincial, state, local law, non-U.S. or international, multinational or other law, legislation, treaty, convention, rule, Order, ordinance, principle of common law, code, guidance, regulation, statute or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and the applicable rule of any stock exchange, applicable to such Person or such Person’s subsidiaries, Affiliates, or to any of their respective securities, assets, properties or businesses. For the avoidance of doubt, Applicable Laws shall include Information Privacy and Security Laws.

“Apportioned Taxes” has the meaning set forth in Section 7.3(a)(i).

“Asset Taxes” means any Taxes with respect to the ownership or operation of the Transferred Assets, excluding any Transfer Taxes that are the responsibility of Purchaser under Section 2.10.

“Assigned Contracts” has the meaning set forth in Section 2.1(b).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Notice” has the meaning set forth in Section 5.3(a).

“Attorney-Client Information” has the meaning set forth in Section 10.18.

“Auction” has the meaning set forth in Section 5.2(h).

“Avexitide” means (a) a peptide having the sequence of H-Asp-Leu-Ser-Lys-Gln-Met-Glu-Glu-Glu-Ala-Val-Arg-Leu-Phe-Ile-Glu-Trp-Leu-Lys-Asn-Gly-Gly-Pro-Ser-Ser-Gly-Ala-Pro-Pro-Pro-Ser-NH2, a truncated form of the glucagon-like peptide 1 receptor (GLP-1R) agonist exendin-4 peptide, with GLP-1 receptor (GLP-1R) antagonistic and GLP-1R-mediated signaling inhibiting activities; or (b) any salts, hydrates, solvates, esters, metabolites, intermediates, stereoisomers, polymorph, analogues, conjugates, complexes, cocrystals, derivatives, or formulations of the peptide described in the foregoing clause (a).

“Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, rights, or remedies that may be brought by or on behalf of the Seller or its estate or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 510, 542, 543, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

“Back-Up Bid” means the second highest or otherwise best bid that may be required to consummate the Transactions if the winning bidder fails to do so.
“Back-Up Termination Date” means the date that is forty-five (45) days after the conclusion of the Auction (or, if no Auction is held, forty-five (45) days after the date on which the Seller files a notice of cancellation of Auction).

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Base Price” means $35,100,000.

“Bid Procedures” means those certain bidding procedures for the sale of the Seller’s assets approved by the Bankruptcy Court as filed at Docket No. 119.

“Bid Procedures Order” means that certain Order entered by the Bankruptcy Court at Docket No. 94 approving the Bid Procedures.

“Bill of Sale and Assignment and Assumption Agreement” means the bill of sale and assignment and assumption agreement, dated as of the Closing Date, by and between the applicable members of the Seller Group and Purchaser, substantially in the form attached hereto as Exhibit A.

“Business” means the business as presently conducted and as has been conducted in the twelve (12) months prior to the Effective Date of each member of the Seller Group related to the research, development and manufacture of Avexitide.

“Business Books and Records” has the meaning set forth in Section 2.1(e).

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York City, New York are authorized or required to be closed.

“Business Intellectual Property” means all Owned Intellectual Property Assets together with all other Intellectual Property used in, held for use in, or necessary for the conduct of the Business.

“Clinical Trial” means a clinical trial in human subjects that has been approved by an institutional review board or ethics committee, as applicable, and is designed to measure the safety or efficacy of a therapeutic product, including any phase 1 clinical trial, phase 2 clinical trial, phase 3 clinical trial, or any such clinical trial incorporating more than one (1) of these phases.

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Bid” has the meaning set forth in Section 5.1.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 4, 2024, by and between the Seller and Amylyx Pharmaceuticals, Inc.

“Consent” means any consent, approval, authorization, waiver or license, or an Order of the Bankruptcy Court that deems or renders unnecessary the same.

“Contract” means any written agreement, mortgage, indenture, guarantee, lease (whether for real or personal property), contract or subcontract, or other agreement or instrument, whether written or oral that is binding upon a Person or its property, in each case, other than a purchase order, service order or sales order.

“Contracting Parties” has the meaning set forth in Section 10.15.

“Cure Costs” means any and all costs or expenses required to be paid to assume any of the Assigned Contracts pursuant to section 365(b)(1)(A) and (B) of the Bankruptcy Code.

“Deposit Escrow Account” has the meaning set forth in the Recitals.

“Deposit Escrow Amount” means the amount to be delivered to the Escrow Agent to be held in the Deposit Escrow Account in accordance with the Bid Procedures Order, which is $1,755,000.

“Designated Contracts” has the meaning set forth in Section 5.3(b).

“Designation Deadline” has the meaning set forth in Section 5.3(b).

“Determined Cure Costs” means all Cure Costs for Assigned Contracts, as determined by a final order of the Bankruptcy Court and acceptable to the Purchaser, which shall not in any event exceed $277,703.63.

“Documents” means all of the Sellers and its Affiliates’ written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies, and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form (excluding, in each case, any Tax Return of the Seller and its Affiliates).

“Effective Date” has the meaning set forth in the preamble.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, receivership and similar Applicable Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

“Escrow Agent” means Kurtzman Carson Consultants LLC.

“Escrow Agreement” means the escrow agreement, dated as of the Effective Date, by and among Purchaser, the Seller and the Escrow Agent in substantially the form attached hereto as Exhibit B.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.5.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“Final Order” means an Order, judgment or other decree of the Bankruptcy Court or any other Governmental Authority of competent jurisdiction that has not been reversed, vacated, modified or amended, is not stayed and remains in full force and effect; provided that such Order shall be considered a Final Order only after the time period for third parties seeking appeal has expired without the filing of any appeal or motion for reconsideration.

“Fraud” means, with respect to the making of any representation or warranty set forth in ARTICLE 3 or ARTICLE 4, or in any certificate delivered pursuant to this Agreement, (a) a false representation of material fact with respect thereto, (b) knowledge that such representation is false, and (c) an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it.

“Free and Clear” means free and clear of all Liens (other than the Assumed Liabilities) to the maximum extent permitted by Section 363(f) of the Bankruptcy Code.

“GAAP” means generally accepted accounting principles in the United States as of the Effective Date.

“GCP” means the applicable ethical, scientific, and quality standards required by applicable Governmental Authorities for designing, conducting, recording, and reporting trials that involve the participation of human subjects, including as set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, 312, 314, and 320 and all related FDA rules, regulations, orders, and guidances, and by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline (the “ICH Guidelines”), or as otherwise required by applicable Law.
“GLP” means the applicable good laboratory practice as required by the applicable Governmental Authorities, including under 21 C.F.R. Part 58 and all related FDA rules, regulations, orders, and guidances, and the requirements with respect to good laboratory practices prescribed by the European Community, the OECD (Organization for Economic Cooperation and Development Council) and the ICH Guidelines, or as otherwise required by applicable Law.
“GMP” means the applicable standards required by applicable Governmental Authorities for conducting manufacturing activities to pharmaceutical products (or active ingredients), including those promulgated by the FDA or EMA, applicable ICH guidelines or as otherwise required by applicable Law.

“Governmental Authority” means any domestic or foreign national, provincial, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, any court (including the Bankruptcy Court), arbitrator (private or public) or tribunal or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder (including the IRS and the FDA).

“Healthcare Laws” means any Applicable Laws pertaining to the research, development, testing, production, manufacture, transfer, storing, distribution, approval, labeling, marketing, pricing, Third Party reimbursement or sale and other commercialization of pharmaceutical products and biologics, including Applicable Laws governing the development, conduct, monitoring, patient informed consent, auditing, analysis and reporting of Clinical Trials, and relationships with payors, patients and healthcare professionals, such as the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a) and laws governing the privacy, security and reporting of breaches involving health information such as the Health Insurance Portability and Accountability Act of 1996 and the Health Information and Technology for Economic and Clinical Health Act of 2009 (“HIPAA”).

“IND” means an investigational new drug application with respect to Avexitide filed with the FDA for beginning clinical trials in humans, or any comparable application filed with the regulatory authorities of a country other than the United States prior to beginning clinical trials in humans in that country, as well as all supplements or amendments filed with respect to such filings.

“Information Privacy and Security Laws” means all Applicable Laws concerning the privacy, protection, processing, transfer or security of Personal Information, including, if and where applicable, Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), state health privacy laws, breach notification laws, state social security number protection laws, the EU General Data Protection Regulation (“GDPR”), the UK Data Protection Act, the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state consumer protection Applicable Laws, and Applicable Laws governing email and telephonic marketing.

“Intellectual Property” means any and all intellectual property and proprietary rights in any jurisdiction throughout the world, including rights arising from the following: (i) patents and patent applications, and all inventions claimed therein, design rights, industrial design registrations and applications therefor, divisions, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, reexaminations, extensions and any provisional applications, and any foreign or international equivalent of any of the foregoing; (ii) Trademarks; (iii) works of authorship, copyrights and all registrations and applications for registration thereof, and any and all moral rights therein; (iv) trade secrets, confidential information, rights in data and databases, and know-how; (v) rights in formulae, methods, techniques, processes, assembly procedures, software, software code (in any form, including source code and executable or object code), subroutines, test results, test vectors, user interfaces, protocols, schematics, specifications, drawings, prototypes, molds and models, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing), (vi) social media accounts, social media identifiers, internet domain name registrations, (vii) all rights to sue at law or in equity for any past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto and (viii) all proceeds therefrom with respect to any of the foregoing, including any royalties.

“Intellectual Property Assignment Agreement” means the assignment agreement, dated as of the Closing Date, by and between the applicable member of the Seller Group and Purchaser, substantially in the form attached hereto as Exhibit C.

“Intellectual Property Registrations” means, with respect to any Owned Intellectual Property Assets, any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including domain names, registered Trademarks and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with regard to the Seller, the actual knowledge, without any implication of verification or investigation concerning such knowledge of Seller’s chief executive officer, chief financial officer, general counsel, and chief technical officer, in each case, as of the Effective Date (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) and (b) with regard to Purchaser, the actual knowledge, without any implication of verification or investigation concerning such knowledge of Purchaser’s chief executive officer as of the Effective Date (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Law Firm” means Sidley Austin LLP and its successors.

“Liabilities” shall mean debts, liabilities, duties, obligations, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, or commitments of any nature whatsoever, whether direct or indirect, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, whenever or however arising (including whether arising out of any Contract or in a tort claim based on negligence or strict liability).

“Lien” means all forms of lien (including mechanic’s, contractor’s or other similar liens arising under or relating to the provision of goods or services on or to any Transferred Assets, and liens arising under the Bankruptcy Code), encumbrance, defect or irregularity in title, pledge, mortgage, deed of trust, deed to secure debt, security interest, charge, transfer restriction or similar agreement or encumbrance, including any dedication under any gathering, transportation, treating, processing, fractionating, purchase, sale or similar agreements, or any other rights granted or consensual as or against any Transferred Assets including easements, encroachments, rights of first refusal, options, or any other interest or right in property that constitutes a lien or interest within the definition or adjudication of such terms under Section 101(37) of the Bankruptcy Code.

“Material Adverse Effect” means any event, occurrence, effect, matter, change, circumstance, development or state of facts that, either alone or in combination with any other related effect, is or would reasonably be expected to be materially adverse to Avexitide, the Transferred Assets, or the Assumed Liabilities taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following events, occurrences, effects, matters, changes, circumstances, developments or states of facts will be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (a) any change in, or effects arising from or relating to, general business, economic, social, legal, tax, regulatory, or political conditions or the securities, syndicated loan, credit or financial markets; (b) any change in currency exchange rates;(c) any change from, or effects arising from or relating to, the occurrence, escalation or material worsening of any act of God or other calamity, natural disaster, epidemic, pandemic, outbreak of disease or other public health emergency, outbreak, hostility, act of war, sabotage, cyber-attack or terrorism or military action; (d) any action taken by Purchaser or its Affiliates with respect to the Transactions or with respect to the Business; (e) any action taken by the Seller at the request of or with the consent of Purchaser or otherwise in compliance with the terms of this Agreement or any change from, or effects arising from or relating to, Purchaser’s failure to consent to any action restricted by Section 6.1; (f) any change in, or effects arising from or relating to changes in, Applicable Law or accounting rules (including GAAP) or any interpretation thereof; (g) the failure of the Business to meet any of its projections, forecasts, estimates, plans or predictions, (it being understood that the underlying cause of the failure to meet such projections, forecasts, estimates, plans or predictions may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by this definition); except in the cause of clauses (a) through (c), to the extent such conditions, events, changes, crises and disasters, as applicable, do not have a material and disproportionate impact on Avexitide, the Transferred Assets and the Assumed Liabilities, taken as a whole, as compared to similar pharmaceutical products being manufactured and developed by pharmaceutical businesses (in which case, only the extent of such disproportionate effect shall be taken into account when determining whether a Material Adverse Effect has occurred or will occur).

“Non-Transferred Asset” has the meaning set forth in Section 2.6(a).

“Nonparty Affiliates” has the meaning set forth in Section 10.15.

“Order” means any order, assessment, award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator, including any order entered by the Bankruptcy Court in the Bankruptcy Cases (including the Sale Order).

“Organizational Documents” means (a) the articles or certificates of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company, (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person not described in clauses (a) through (d), and (f) any amendment to or equivalent of any of the foregoing.

“Outside Date” has the meaning set forth in Section 9.1(i).

“Owned Intellectual Property Assets” means the Intellectual Property owned or purported to be owned by any member of the Seller Group that is used in, held for use in, or related to, the conduct of the Business as conducted in the twelve (12) months prior to the Effective Date or proposed to be conducted.

“Permit” means all permits, authorizations, certificates, franchises, consents and other approvals from any Governmental Authority.

“Permitted Liens” means any Liens that exist as of the Effective Date, each of which, for the avoidance of doubt, will be removed or released by operation of the Sale Order.

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Authority.

“Personal Information” means any information that (a) identifies or can be linked to an individual, including information that alone or in combination with other information held by a member of the Seller Group, can be used to identify, contact or precisely locate a person, including the name, address, telephone number, health information (included protected health information (as defined in 45 C.F.R. §106.103)) and personal data (as defined in the GDPR and the related national implementing Applicable Laws and regulations of the European Union Member States) or (b) is governed, regulated or protected by one or more Information Privacy and Security Laws.

“Petition Date” has the meaning set forth in the Recitals.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew or other restrictions or any other Applicable Law, Orders, directives, guidelines or recommendations issued by any Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, or any industry group in connection with COVID-19 or any other epidemic, pandemic, or outbreak of disease, or in connection with or in response to any other public health conditions.

“Purchase Price” means the Base Price plus the aggregate amount of Determined Cure Costs and Assumed Liabilities.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser’s FDA Transfer Letter” means the letter to FDA in form and substance reasonably agreed by Purchaser and the Seller, accepting the transfer of rights to the IND issued by FDA for Avexitide from the Seller.

“Purchaser Group Members” has the meaning set forth in Section 10.18.

“Purchaser Schedules” has the meaning set forth in ARTICLE 4.

“Regulatory Application” means (a) the single application or set of applications for clinical investigation, approval or pre-market approval to conduct human clinical trials or manufacture and sell commercially a pharmaceutical therapeutic product submitted to the FDA including Investigational New Drug exemptions and any related registrations with or notifications to the FDA, (b) any foreign equivalents to such applications filed with any other national or supranational Governmental Authority, and (c) all supplements and amendments that may be filed with respect to any of the foregoing.

“Regulatory Information” means any INDs, filings, submissions, applications, declarations, data, reports or correspondence, including dossiers, manufacturing data, drug master files, inspection reports, adverse event reports and files, and complaint files, between Eiger or its Affiliates and any Governmental Authority that are in the possession or under the control of Eiger or its Affiliates and relate to Avexitide, including any IND, Regulatory Application and regulatory approval.

“Regulatory Laws” means the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the rules, regulations, policies, and guidance promulgated thereunder by the FDA, including but not limited to GLPs, GCPs, GMPs, and all comparable federal, state, or foreign laws applicable to the Seller and its Affiliates or affecting their Business.

“Related Claims” means all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement, the Related Documents and any other document or instrument delivered pursuant to this Agreement or the Related Documents, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or the Related Documents or otherwise arising from the Transactions or the relationship between the parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement or the Related Documents).

“Related Documents” means the Escrow Agreement, the Bill of Sale and Assignment and Assumption Agreement, and Intellectual Property Assignment Agreement.

“Sale Order” means an Order of the Bankruptcy Court issued pursuant to sections 105(a), 363 and 365 of the Bankruptcy Code in form and substance reasonably acceptable to Purchaser and the Seller approving this Agreement and all of the terms and conditions hereof and approving and authorizing the Seller to consummate the Transactions contemplated hereby Free and Clear and containing a finding that Purchaser has, to the extent applicable, satisfied the requirements set forth in Section 363 of the Bankruptcy Code, including that the Purchaser has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code.

“Schedules” has the meaning set forth in ARTICLE 3.

“Seller” has the meaning set forth in the preamble.

“Seller Financial Statements” has the meaning set forth in Section 3.11.

“Seller Group” means the Seller and each of its Affiliates.

“Seller Group Members” has the meaning set forth in Section 10.18.

“Seller Group Taxes” means any (i) Liability of the Seller Group for Taxes, (ii) any Liability for Asset Taxes attributable to any Pre-Closing Tax Period, and (iii) any Liability of Seller Group for the unpaid Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

“Seller Permits” has the meaning set forth in Section 3.7.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair salable value (determined on a going concern basis) of its assets and property will, as of such date, exceed the amounts required to pay its debts as they become absolute and mature, as of such date, (b) such Person will have adequate capital to carry on its business and (c) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

“Straddle Period” means any taxable year or other taxable period beginning on or before and ending after the Closing Date.

“Tax” means any federal, state, local, or non-U.S. tax of any kind whatsoever (including any income tax, franchise tax, branch profits tax, capital gains tax, value-added tax, unclaimed property, escheat, sales tax, use tax, property tax, transfer tax, payroll tax, social security tax or withholding tax), or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes and any related fine, penalty, interest, or addition to tax with respect thereto, in each case whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, election, schedule, notice, form, or other document or information (whether in tangible, electronic or other form), including any amendments, schedules attachments, supplements, appendices and exhibits thereto, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to Taxes.

“Termination Fee” means a fee equal to three percent (3%) of the Base Price.

“Third Party” means any Person other than a party hereto or its Affiliates.

“Trademark” means, collectively, trademarks, service marks trade names, slogans, logos, trade dress or other similar source or origin identifiers (whether statutory or common law, whether registered or unregistered), together with all (a) registrations and applications for any of the foregoing, (b) extensions or renewals thereof, (c) goodwill (if any) connected with use thereof or symbolized thereby, and (d) rights and privileges arising under Contract or Applicable Law with respect to any of the foregoing.

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

“Transfer Taxes” has the meaning set forth in Section 2.10.

“Transferred Assets” has the meaning set forth in Section 2.1.

“Transferred Inventory” has the meaning set forth in Section 2.1(a).

1.2
Other Definitional and Interpretive Matters.
(a)
Unless otherwise expressly provided, for purposes of this Agreement and the Related Documents, the following rules of interpretation shall apply:
(i)
Calculation of Time Period. All references to a day or days shall be deemed to refer to a calendar day or days, as applicable, unless otherwise specifically provided. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(ii)
Dollars. Any reference to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement and the Related Documents. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement, the Related Documents or the Schedules is not intended and shall not be deemed to be an admission or acknowledgement of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties hereto to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement, the Related Documents or the Schedules.
(iii)
Exhibits/Schedules. The Exhibits and Schedules to this Agreement are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or has resulted in or will result in a Material Adverse Effect or that the included items or actions are not in the ordinary course of business. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Applicable Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(iv)
Gender and Number. Any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(v)
Headings. The provision of a table of contents, the division of this Agreement or Related Documents into articles, sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement or Related Document, as applicable. Unless otherwise specified, all references in this Agreement to any “Section” or other subdivision are to the corresponding section or subdivision of this Agreement, and all references in a Related Document to any “Section” or other subdivision are to the corresponding section or subdivision of such Related Document.
(vi)
Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Uses of such words in the Related Documents shall refer to such Related Document as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(vii)
Or. The word “or” shall be construed in the inclusive sense of “and/or” unless otherwise specified.
(viii)
Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(ix)
Will. The word “will” will be construed to have the same meaning and effect as the word “shall”.
(x)
Successors. A reference to any party to this Agreement, any Related Document or any other agreement or document shall include such party’s successors and permitted assigns.
(xi)
Legislation. A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
(xii)
Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statement, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that relates to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statement or (c) such item is set forth in the notes to the balance sheet or financial statement.
(xiii)
Contract. Any reference to any agreement or Contract will be a reference to such agreement or Contract as amended, modified, supplemented or waived.
(xiv)
Made Available. Any reference in this Agreement to “made available” means a document or other item of information that was provided or made available to Purchaser or its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.
(b)
All representations and warranties set forth in this Agreement or the Related Documents are contractual in nature only and subject to the sole and exclusive remedies set forth herein. The phrase “to Seller’s Knowledge” and phrases of similar import or effect are used herein to qualify and limit the scope of any representation or warranty in which they appear and are not affirmations of any Person’s “superior knowledge” that the representation or warranty in which they are used is true.
(c)
The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Related Documents and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Related Documents shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement and the Related Documents. The parties hereto agree that changes from earlier drafts to the final version of this Agreement do not necessarily imply that the party agreeing to such change is agreeing to a change in meaning (as the party agreeing to such change may believe the change is stylistic and non-substantive); consequently, no presumption should exist by virtue of a change from a prior draft.

ARTICLE 2.

THE PURCHASE AND SALE; CLOSING
2.1
Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement and the Sale Order (except in the event where the terms and provisions of this Agreement and the Sale Order conflict, in which case the Sale Order shall govern and control), at the Closing, in exchange for an aggregate payment from Purchaser to the Seller equal to the Purchase Price, Purchaser shall purchase, assume and accept from the Seller, and the Seller shall sell, transfer, assign, convey and deliver (or shall cause the sale, transfer, assignment, conveyance and delivery) to Purchaser, Free and Clear, all of the rights, title and interests in, to and under the following assets and interests as the same shall exist on the Closing Date (collectively, the “Transferred Assets”):
(a)
the inventory of Avexitide (including samples, retains, raw materials and active pharmaceutical ingredients) in Eiger’s possession and control and that is further described by category, quantity, unit of measure, lot number and storage location in Schedule 2.1(a) (such materials, the “Transferred Inventory”);
(b)
all Contracts that are listed on Schedule 2.1(b) that Purchaser elects to have assumed and assigned to it pursuant to Section 5.3(b) (the “Assigned Contracts”);
(c)
the Owned Intellectual Property Assets, including the Intellectual Property Registrations listed on Schedule 3.14(a)(i), and all Documents related thereto;
(d)
the Regulatory Information related to Avexitide, including that set forth on Schedule 2.1(d) (the “Transferred Regulatory Information”); and
(e)
the records and files to the extent relating to Avexitide in the possession or control of Eiger or any of its Affiliates, including: (i) supplier and vendor lists, (ii) promotional materials and (iii) other business records, to the extent that such other business records are required to be transferred to Purchaser under applicable law (the foregoing records and documents, collectively the “Business Books and Records”); provided, however, that Eiger may retain copies of the Business Books and Records to the extent related to products other than Avexitide; provided, further, that with respect to the preceding clauses (i) through (iii) such records shall be produced solely for such records created or acquired during the last three (3) years; provided, further, that Eiger is permitted to redact or remove any extraneous or other confidential or proprietary information not related to Avexitide;
(f)
all rights to receive mail and other correspondences and communications (including electronic mail) addressed to the Seller or any other member of the Seller Group relating solely to Avexitide (including any such mail and other correspondence and communications (including electronic mail) from the FDA or any other Governmental Authority, customers, advertisers, suppliers, distributors, agents and others and payments with respect to Avexitide);
(g)
all Avoidance Actions arising at any time prior to the Closing solely and exclusively related to the Transferred Assets;
(h)
all of the Seller Group’s rights, claims or causes of action against Third Parties relating to the assets, properties, business or operations of the Seller Group with respect to the Business, the Transferred Assets and the Assumed Liabilities (including all guaranties, warranties, indemnities and similar rights in favor of the Seller Group or any their Affiliates to the extent solely related to the Transferred Assets or the Assumed Liabilities), in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date, except for such rights, claims and causes of action related to the Excluded Assets or Excluded Liabilities; and
(i)
all prepaid expenses, claims, deposits, prepayments, refunds, causes of action, demands, actions, suits, choses in action, rights of recovery, rights under guarantees, warranties, indemnities and all similar rights against Third Parties, rights of setoff and rights of recoupment, in each case, to the extent used in or held for use for the Transferred Assets listed in clauses (a) through (h) above or the Assumed Liabilities.
2.2
Excluded Assets. Notwithstanding the provisions of Section 2.1 or anything to the contrary herein, any and all assets, rights and properties of the Seller Group that are not specifically identified in Section 2.1 as Transferred Assets, including the following (collectively, the “Excluded Assets”), shall be retained by the Seller Group, and Purchaser and its designees shall acquire no right, title or interest in the Excluded Assets in connection with the Transaction:
(a)
all (i) cash and cash equivalents, wherever located, including bank balances and bank accounts or safe deposit boxes, monies in the possession of any banks, savings and loans or trust companies and similar cash items, (ii) escrow monies and deposits in the possession of landlords and utility companies, and (iii) investment securities and other short- and medium-term investments;
(b)
all records, documents or other information exclusively relating to current or former employees of the Seller Group that are not hired by Purchaser, and any materials to the extent containing information about any employee, disclosure of which would violate Applicable Law or such employee’s reasonable expectation of privacy;
(c)
any interest of the Seller Group under this Agreement or the Related Documents, including the right to receive the Purchase Price and to enforce the Seller’s rights and remedies thereunder;
(d)
all Excluded Contracts (including all prepaid assets relating to the Excluded Contracts), other than the Assigned Contracts, to which any member of the Seller Group or any of their respective Affiliates is a party;
(e)
any (i) Attorney-Client Information arising from communications prior to the Closing Date between a member of the Seller Group (including any one or more officers, directors or stockholders of such Seller Group member), on the one hand, and its counsel, on the other hand, and (ii) claims under any director and officer, errors and omissions, fiduciary and commercial crime insurance policies; and
(f)
any rights of the Seller Group to Tax refunds (or credits for overpayment of Taxes in lieu of a refund) attributable to any Pre-Closing Tax Period (as determined in accordance with Section 7.3(a)(iii));
(g)
all Permits (including applications therefor and any trade or import/export Permits) that (i) are not related to the Business or (ii) are not transferable to Purchaser under Applicable Law;
(h)
originals and copies of those books and records, documents, data and information (in whatever form maintained) of the Seller Group and the Business: (i) all corporate minute books (and other similar corporate records) and stock records of the Seller Group, (ii) any books and records exclusively relating to the Excluded Assets or (iii) any books, records or other materials that any member of the Seller Group (x) is required by Applicable Law to retain (copies of which, to the extent permitted by Applicable Law, will be made available to Purchaser upon Purchaser’s reasonable request), (y) reasonably believes is necessary to enable it to prepare or file Tax Returns (copies of which will be made available to Purchaser upon Purchaser’s reasonable request) or (z) are prohibited by Applicable Law from delivering to Purchaser; provided that Seller will provide copies to Purchaser of all such books, records or other materials described in Section 2.2(h)(iii) at the Closing to the extent not prohibited by Applicable Law;
(i)
any assets not otherwise designated as Transferred Assets or from time to time designated by the parties hereto as Excluded Assets;
(j)
all accounts receivable, intercompany obligations and other amounts receivable by the Seller Group;
(k)
the Avoidance Actions other than those set forth in Section 2.1(g);

(l)
all of the Seller Group’s rights, claims or causes of action against third parties relating to the assets, properties, business or operations of the Seller Group (including all guaranties, warranties, indemnities and similar rights in favor of the Sellers Group or any of their Affiliates) to the extent arising under the Bankruptcy Code or not related to the Business, Transferred Assets or the Assumed Liabilities, in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date;
(m)
the Tax Lien, identified as assessment No. 23-033078-468530-003, in the amount of $3,914.12 recorded in California, County of Santa Clara; and
(n)
all prepaid expenses, claims, deposits, prepayments, refunds, causes of action, demands, actions, suits, rights of recovery, rights under guarantees, warranties, indemnities and all similar rights against Third Parties, rights of setoff and rights of recoupment, in each case, to the extent exclusively related to or exclusively used in or held for use for the Excluded Assets listed in clauses (a) through (m) above.

Notwithstanding any provision to the contrary contained in this Agreement or any of the other Related Documents, Purchaser acknowledges and agrees that all of the following are also Excluded Assets, and all right, title and interest in and to all Excluded Assets shall be retained by the Seller Group and shall remain the property of the Seller Group (and shall expressly be excluded from the sale, transfer, assignment and conveyance to Purchaser hereunder), and neither Purchaser nor any of its Affiliates shall have any interest therein: (x) all records and reports prepared or received by the Seller Group or any of their Affiliates in connection with the sale of the Business and the Transactions, including all analyses relating to the Business or Purchaser so prepared or received; and (y) all confidentiality agreements with prospective purchasers of the Business or any portion thereof and all bids and expressions of interest received from Third Parties with respect thereto.

2.3
Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, Purchaser shall, effective as of the Closing, assume and agree to pay and perform in accordance with their terms the following Liabilities of the Seller Group arising from or related to the Transferred Assets as the same shall exist on the Closing Date arising only after the Closing Date (collectively, the “Assumed Liabilities”):
(a)
all Liabilities relating to the Transferred Assets solely to the extent such Liabilities relate to and arise in periods following the Closing;
(b)
subject to Section 2.4, all Liabilities arising under the Assigned Contracts solely to the extent such Liabilities relate to and arise in periods following the Closing, and all of the Determined Cure Costs; and
(c)
all Taxes for which Purchaser is liable pursuant to this Agreement.
2.4
Excluded Liabilities. Notwithstanding Section 2.3, Purchaser is assuming only the Assumed Liabilities of the Seller Group and will not assume or be liable for any Excluded Liabilities (including Seller Group Taxes), and the Seller Group shall retain and shall be responsible for, all Liabilities that are not Assumed Liabilities, including all Liabilities related to Excluded Assets or any other Liabilities of the Business (all such Liabilities not being assumed herein referred to as the “Excluded Liabilities”).
2.5
Excluded Contracts. Pursuant to Section 5.3(b), Purchaser shall be entitled, in its sole discretion, by written notice to the Seller up to two (2) Business Days prior to the Closing Date, to elect not to purchase or have assumed and assigned to Purchaser one or more Contracts, in which case, notwithstanding anything in this Agreement or any Related Document to the contrary, such Assigned Contract shall be considered an excluded contract (“Excluded Contract”) and shall constitute an Excluded Asset and not be included in the Transferred Assets for all purposes of this Agreement, and Purchaser shall not have any obligation to satisfy or pay any Cure Costs or other Liabilities with respect to such Excluded

Contract. Each assignable Contract that Purchaser does not elect to remove from the list of Designated Contracts pursuant to Section 5.3(b) shall be an Assigned Contract.
2.6
Nontransferable Assets and Liabilities.
(a)
Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the Consent of a Third Party (including any Governmental Authority) (after giving effect to the Sale Order or any other applicable order of the Bankruptcy Court that effects such transfer without any required Consents), would constitute a breach or other contravention thereof or a violation of Applicable Law (each, a “Non-Transferred Asset”).
(b)
If, on the Closing Date, any third-party Consent is not obtained for a Non-Transferred Asset, or if an attempted transfer or assignment thereof would be ineffective or a violation of Applicable Law, then, until any requisite consent is obtained therefor and the same is transferred and assigned to Purchaser or its designee, each such Non-Transferred Asset shall be held by the Seller as agent for the Purchaser, and the Seller shall, to the extent permitted by Applicable Law, provide to Purchaser the benefits and Purchaser shall assume the obligations and bear the economic burdens associated with such Non-Transferred Asset. The Seller and Purchaser shall use commercially reasonable efforts to enter into agreements (including subcontracting, sublicensing or subleasing, if permitted) by which (i) the Seller shall, at Purchaser’s sole expense provide Purchaser with the economic and operational equivalent of obtaining the requisite third-party Consent and assigning the applicable Non-Transferred Asset to Purchaser (including, with the prior written consent of Purchaser, enforcing for the benefit of Purchaser, and at Purchaser’s sole expense, all claims or rights arising thereunder) and (ii) Purchaser shall perform, at its sole expense, the obligations and assume the economic burdens of the Seller or its Affiliates to be performed after the Closing with respect to such Non-Transferred Asset. Purchaser shall promptly, upon receipt of a written request therefor from the Seller, reimburse the Seller for all reasonable, documented monies paid by the Seller on Purchaser’s behalf in connection with any Assumed Liability not assigned or transferred to Purchaser pursuant to this Section 2.6.
2.7
Closing. The closing of the Transactions (the “Closing”) will take place remotely by electronic exchange of documents on the date (the “Closing Date”) that is the second (2nd) Business Day after the date on which all of the conditions set forth in ARTICLE 8 (excluding conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions at the Closing), have been satisfied or waived by the party hereto entitled the benefit of the same, unless another time or date is agreed to in writing by the parties hereto. Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties hereto at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed, and delivered.
2.8
Closing Deliveries of the Parties. At or prior to the Closing:
(a)
Purchaser and the Seller shall execute and deliver the Bill of Sale and Assignment and Assumption Agreement;
(b)
Purchaser and the Seller shall execute and deliver the Intellectual Property Assignment Agreement;
(c)
Escrow Agent, Purchaser and the Seller shall execute and deliver the Escrow Agreement;
(d)
On the Closing Date, each party shall transmit the Purchaser’s FDA Transfer Letters to the FDA and shall take any other actions reasonably necessary to effect the transfer of Avexitide from the Seller to Purchaser;

(e)
Purchaser shall deliver, or cause to be delivered, to the Seller or the applicable Person each of the following:
(i)
a certificate, dated as of the Closing Date, executed by or on behalf of Purchaser as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b);
(ii)
payment of the closing payments set forth in Section 2.9; and
(iii)
a written agreement from Purchaser to be bound by the Stanford License Agreement.
(f)
the Seller shall deliver, or cause to be delivered, to Purchaser or the applicable Person each of the following:
(i)
the Sale Order (which shall include the Free and Clear Provision);
(ii)
the Documents related to the Owned Intellectual Property Assets, including file histories for all patents and patent applications;
(iii)
the Third Party Consents;
(iv)
evidence of Seller’s written notice delivered as of June 18, 2024, to The Board of Trustees Of The Leland Stanford Junior University (“Stanford”) of the intended assignment of that certain agreement between Stanford and Tracey McLaughlin and Colleen Craig, effective as of May 4, 2015 (as amended September 25, 2015 and May 11, 2018) (the “Stanford License Agreement”);
(v)
an executed copy to Stanford of a written agreement from Purchaser to be bound by the Stanford License Agreement;
(vi)
payment of One Hundred Thousand Dollars ($100,000) to Stanford in consideration of the assignment of the Stanford License Agreement to Purchaser;
(vii)
instruments reasonably requested by Purchaser to transfer power of attorney or other similar authorization to prosecute the Owned Intellectual Property Assets to Purchaser or its representatives;
(viii)
a certificate, dated as of the Closing Date, executed by or on behalf of the Seller as to the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b); and
(ix)
a valid IRS Form W-9 with respect to the Seller, properly completed and executed, dated as of the Closing Date.
2.9
Purchase Price; Assumed Liabilities; Deposits.
(a)
At the Closing, upon the terms and subject to the conditions set forth herein, in full consideration for the sale, transfer, conveyance, assignment and delivery of the Transferred Assets to Purchaser and assumption of the Assumed Liabilities by Purchaser, Purchaser shall (i) pay to the Seller an aggregate amount equal to the Base Price minus the Deposit Escrow Amount, which shall be released to the Seller by the Escrow Agent pursuant to Section 2.9(c) by irrevocable wire transfer of immediately available funds in accordance with payment instructions delivered by the Seller to Purchaser in writing at least one (1) Business Day prior to the Closing; and (ii) assume the Assumed Liabilities.

(b)
At the Closing, on the terms and subject to the conditions set forth in this Agreement, Purchaser will assume and become responsible for the Assumed Liabilities. Purchaser agrees to pay, perform, honor, and discharge, or cause to be paid, performed, honored and discharged, all Assumed Liabilities in a timely manner in accordance with the terms hereof, including paying or causing to be paid, at or prior to the Closing, all Determined Cure Costs.
(c)
The Deposit Escrow Amount shall be distributed as follows:
(i)
if the Closing shall occur, (A) Purchaser and the Seller shall jointly deliver a written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount to the Seller, by irrevocable wire transfer of immediately available funds, to an account designated by the Seller to the Escrow Agent, and (B) the Deposit Escrow Amount shall be delivered to the Seller at Closing and credited against the amount required to be paid by Purchaser to the Seller at Closing in accordance with Section 2.9(a);
(ii)
if this Agreement is validly terminated by the Seller pursuant to Section 9.1(f), (A) the Seller shall deliver a written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount to the Seller, by irrevocable wire transfer of immediately available funds, to an account designated by the Seller to Escrow Agent and (B) the Deposit Escrow Amount, which shall constitute liquidated damages (and not a penalty), shall be delivered to the Seller in accordance with the terms of the Escrow Agreement; or
(iii)
if this Agreement is validly terminated for any reason in accordance with the terms of this Agreement other than by the Seller pursuant to Section 9.1(f), (A) Purchaser shall deliver a written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount to Purchaser, by irrevocable wire transfer of immediately available funds, to an account designated by Purchaser to the Escrow Agent, and (B) the Deposit Escrow Amount shall be delivered to Purchaser in accordance with the terms of the Escrow Agreement.
(d)
If (i) the parties are unable to agree on the joint instructions to deliver to the Escrow Agent in accordance with Section 2.9(c)(i) above within ten (10) days of discussion thereof by the parties, or (ii) there is any dispute between the parties regarding any release instructions delivered individually by Seller or Purchaser pursuant to Section 2.9(c)(ii) or Section 2.9(c)(iii), then in each case ((i) and (ii)), such dispute will be submitted to a court of competent jurisdiction (it being understood that the Escrow Agent shall be entitled to conclusively rely and act upon any Order and shall have no obligation to determine whether any such Order is final and non-appealable).

Any issue regarding the entitlement to the Deposit Escrow Amount shall be determined by the Bankruptcy Court, and Purchaser consents to the jurisdiction of the Bankruptcy Court for any issue related to this Agreement.

2.10
Transfer Taxes. Purchaser shall be solely responsible for, and shall indemnify, defend, and hold harmless the Seller Group for, any transfer, documentary, sales, use, excise, stock transfer, value-added, stamp, recording, registration and other similar taxes, levies and fees (including any penalties, fines and interest), together with any conveyance fees, recording charges and other similar fees and charges, incurred in connection with this Agreement and the Transactions (collectively, “Transfer Taxes”).

Purchaser and the Seller shall cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any Transfer Taxes due with respect to the Agreement.
2.11
Allocation of Purchase Price. The Purchase Price (including all other amounts treated as consideration for U.S. federal income tax purposes) and Assumed Liabilities shall be allocated for Tax purposes as set forth on Schedule 2.11, in a manner consistent with Section 1060 of the Code and any analogous provisions of Applicable Law (the “Preliminary Allocation Schedule”). Within ninety (90) days following the final determination of the Purchase Price, Purchaser shall deliver to the Seller a schedule allocating the Purchase Price (including all other amounts treated as consideration for U.S. federal income Tax purposes) and Assumed Liabilities among the Transferred Assets (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with the same methodologies used in the Preliminary Allocation Schedule. Seller shall have a period of thirty (30) days following the delivery of the Allocation Schedule to notify Purchaser in writing of any comments to such Allocation Schedule. In the event Seller timely notifies Purchaser in writing of any comments, the Purchaser shall make any reasonable changes suggested by Seller and, reasonably thereafter, Purchaser shall deliver a final Allocation Schedule to the Seller. Such final Allocation Schedule shall be binding among the parties. The parties shall report, act, and file their respective Tax Returns (including IRS Form 8594) in accordance with such final Allocation Schedule and any adjustments thereto and shall not take any position on a Tax Return or in a Tax audit or similar proceeding inconsistent with such allocation and any adjustments thereto. Seller shall timely and properly deliver all such documents, forms and other information as Purchaser may reasonably request to prepare the Allocation Schedule and any adjustments thereto. Purchaser, on the one hand, and the Seller, on the other hand, shall notify the other if it receives notice that any Governmental Authority proposes any allocation different from the final Allocation Schedule.
2.12
Escrow Accounts. At the Closing, the Deposit Escrow Amount shall be used to satisfy a portion of the payment obligations of Purchaser pursuant to Section 2.9(c)(i), otherwise the Deposit Escrow Amount shall be released to Purchaser or the Seller pursuant to Section 2.9(c)(iii) or 2.9(c)(ii), respectively. Upon the final release of all of the Deposit Escrow Amount pursuant to the terms of this Agreement and the Escrow Agreement, the Escrow Agreement shall automatically terminate. Any fees owed to the Escrow Agent and obligations under the Escrow Agreement shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by the Seller. The Deposit Escrow Amount shall be held in trust for the benefit of the Seller and shall not be subject to any encumbrance, attachment, trustee process or any other judicial process of any creditor of any party hereto, and shall be held and disbursed solely for the purposes of and in accordance with the terms of this Agreement and the Escrow Agreement.
2.13
Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement and the Transactions to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of any Applicable Law relating to Taxes; provided, however, that the Purchaser shall use commercially reasonable efforts to (i) provide commercially reasonable notice to the Person prior to such deduction and withholding (other than withholding resulting from the failure to provide a valid, properly executed IRS Form W-9) and (ii) afford the Person a reasonable opportunity to provide any additional information, forms or certifications to establish an exemption from, or obtain a reduced rate of, withholding. To the extent that amounts are so withheld and properly remitted by Purchaser to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Purchaser. Notwithstanding anything to the contrary in this Agreement, all amounts subject to compensatory withholding contemplated to be paid by this Agreement will be paid through the applicable payroll system in accordance with applicable payroll procedures.
ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as disclosed in a document herewith delivered by the Seller to Purchaser (the “Schedules”), the Seller hereby makes the representations and warranties contained in this ARTICLE 3 to Purchaser.

3.1
Organization, Good Standing and Other Matters. Each member of the Seller Group is duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization and has, subject to the necessary authority of the Bankruptcy Court, all requisite corporate power and authority to operate the Business and necessary to own, lease or operate the properties and assets owned, leased or operated by it, including the Transferred Assets, to carry on the Business as now being conducted, except where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, would not adversely affect the Seller Group’s ability to transfer the Transferred Assets as contemplated pursuant to this Agreement. Each member of the Seller Group is duly qualified to do business as a foreign company in each jurisdiction in which the nature of the Business as currently conducted by it or the property owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not adversely affect the Seller Group’s ability to transfer the Transferred Assets as contemplated pursuant to this Agreement.
3.2
Authority and Enforceability. Subject to Bankruptcy Court approval, the Seller has all requisite power and authority to execute and deliver, and to cause each member of the Seller Group to execute and deliver, this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery, and performance of this Agreement and each of the Related Documents to which the Seller is (or at Closing, will be) a party thereto, and the consummation by the Seller of the Transactions, has been duly authorized and approved by all necessary limited liability company action on the part of the Seller and are subject to the approval of the Bankruptcy Court. This Agreement has been, and each Related Document will be, at or prior to the Closing, duly executed and delivered by the Seller and, assuming the due execution and delivery by the other parties hereto or thereto, and subject to the approval of the Bankruptcy Court, constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its respective terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.
3.3
Seller Conflict; Required Filings and Consents
(a)
Except (i) such filings as may be required in connection with the Transfer Taxes described in Section 2.10 and (ii) as otherwise set forth on Schedule 3.3, the execution and delivery of this Agreement by the Seller does not and the execution and delivery of the Related Documents by the Seller will not, and the consummation of the Transactions hereby and thereby will not (A) violate the provisions of the Organizational Documents of any member of the Seller Group, (B) subject to the entry of the Sale Order, violate any Applicable Law or Order to which any member of the Seller Group is subject or by which its properties or assets, including the Transferred Assets, are bound, (C) require any member of the Seller Group to obtain any Consent, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date (except as required by the Bankruptcy Code or the Sale Order), (D) subject to the entry of the Sale Order, violate or result in a breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, modification, cancellation or acceleration under, or require the Consent of any Third Party to, any Assigned Contract or any enforceable loan or credit agreement or other Contract to which any member of the Seller Group is a party, or (E) subject to the entry of the Sale Order, result in the imposition or creation of any Lien upon or with respect to any of the assets or properties of the Seller Group.
(b)
No member of the Seller Group is required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation by such member of the Seller Group of the Transactions.
3.4
Transferred Assets.
(a)
The Seller Group (i) owns, leases or has the legal right to use all of the Transferred Assets and (ii) has good, legal, valid, and marketable title to, and the right to transfer (or cause to be transferred) in accordance with the terms of this Agreement, all the Transferred Assets Free and Clear, except for Permitted Liens.
(b)
Purchaser will acquire at Closing good, legal, valid, and marketable title to, a valid leasehold interest in, or a valid license or right to use, the Transferred Assets, Free and Clear. To the Knowledge of Seller, there are no adverse claims of ownership to the Transferred Assets and neither Seller nor any of its respective Affiliates has received written notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Transferred Assets.
(c)
The Transferred Assets constitute all of the properties, assets, regulatory and technical documents, and other rights owned, used, held for use, leased, licensed or sublicensed by Seller or any of its Affiliates that is necessary for, or used by Seller in connection with the research, development, manufacture or other exploitation of Avexitide or operation of the Business.
(d)
The Assigned Contracts are the only agreements by and between Seller or any of its Affiliates and any Third Party pursuant to which any Third Party grants Seller or any of its Affiliates any license, sublicense (or use or other exploitation) or other rights to or under any Third Party’s patents or, to the Knowledge of Seller, any know-how that, in whole or in part, are necessary or useful for developing, manufacturing or commercializing Avexitide or operation of the Business.
(e)
Avexitide was not developed or manufactured by or on behalf of any member of the Seller Group using Intellectual Property of a Third Party that is used in, held for use in, or necessary for developing, manufacturing or otherwise exploiting Avexitide other than (i) the Intellectual Property licensed to a member of the Seller Group under any Assigned Contracts (ii) the Owned Intellectual Property Assets.
(f)
All Liens (including any Permitted Liens) existing as of the Effective Date will be removed or released by operation of the Sale Order.
3.5
Compliance With Laws. (a) the Seller Group is conducting and has conducted the Business in compliance in all material respects with all material Applicable Laws applicable to the Business, including all Healthcare Laws and Regulatory Laws, and (b) no member of the Seller Group has received any written notice in the past three (3) years of any violations of any Applicable Law applicable to their conduct of the Business or any Transferred Asset.
3.6
Regulatory and Healthcare Matters.
(a)
As of the Effective Date, the Seller Group is, and for the past three years has been in material compliance with applicable Regulatory Laws and Healthcare Laws. Avexitide is being, and at all times has been, used, researched, developed, investigated, tested, labeled, manufactured, packaged, stored, imported, exported, and distributed in material compliance with all applicable Regulatory Laws.
(b)
As of the Effective Date, the Seller Group holds all permits, licenses, certifications, registrations, qualifications, authorizations, consents or approvals of the FDA or any other Governmental Authority (collectively, “Regulatory Permits”) that are material to the operation, sale and development of Avexitide as presently conducted, and all such Regulatory Permits are in full force and effect and no event has occurred that allows or, after notice or lapse of time would allow, revocation or termination thereof, or would result in any other material impairment to the rights of the holder of any Regulatory Permits. All Regulatory Permits are included in the Transferred Assets, and the Seller has made available to Purchaser true and complete copies of all such Regulatory Permits.
(c)
As of the Effective Date, neither the Seller Group nor, to the Seller’s Knowledge, any other Person has received any notice or other communication from any Governmental Authority of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, or arbitration alleging potential or actual noncompliance by or liability of the Seller Group under any Regulatory Laws or that threatening to withdraw or suspend any Regulatory Permits. The Seller Group has not received any notice from any Governmental Authority, nor to the Seller’s Knowledge, there are no facts that could reasonably lead to such notice, that Avexitide cannot be used, researched, developed, investigated, tested, labeled, manufactured, packaged, stored, imported, exported, or distributed substantially in the manner presently performed or contemplated by or on behalf of Seller Group.
(d)
The Seller Group has filed with the applicable Governmental Authorities all required Regulatory Information material to the Business. All Regulatory Information was in material compliance with Applicable Law, including Regulatory Laws, when filed, and no deficiencies have been asserted by any Governmental Authority with respect to any such Regulatory Information.
(e)
As of the Effective Date, the Seller Group has not received from any Governmental Authority or been subject to: (i) any FDA Form 483s directly relating to Avexitide; (ii) any FDA notices of adverse findings relating to Avexitide; or (iii) any warning letters, untitled letters, prohibition notices, recall notices or equivalent in any jurisdiction from the FDA or any other Governmental Authority in which the FDA or such other Governmental Authority alleged or asserted that the actions of Seller Group, with respect to Avexitide, were not in compliance with Applicable Laws.
(f)
The Seller Group has not either voluntarily or involuntarily initiated, conducted or issued any recall, safety alert or report, warning, “dear doctor” letter, investigator notice, or other notice or action, in each case relating to an alleged lack of safety, efficacy, or regulatory compliance of Avexitide, and as of the date hereof, no Governmental Authority has ordered, commenced, or threatened to initiate any action to cause, and to the Seller’s Knowledge there are no circumstances that would be reasonably likely to result in any such notice or action or any termination or suspension of distribution or development of Avexitide.
(g)
Except as set forth on Schedule 3.6(g), the Seller Group has not directly or indirectly (including through any Third Party subcontractor or sublicensee) sponsored any IND or conducted any Clinical Trial for Avexitide. All ongoing and completed Clinical Trials related to Avexitide conducted by or on behalf of, or sponsored by, the Seller Group have been conducted in accordance with all applicable Regulatory Laws and all applicable trial protocols. No Clinical Trial conducted by or on behalf of the Seller Group with respect to Avexitide have been placed on full or partial clinical hold or terminated or suspended prior to completion. The Seller Group has not received any written notice that any Governmental Authority or any institutional review board or ethics committee or any other similar body has: (i) refused to approve any Clinical Trial, or any substantial amendment to a protocol for any Clinical

Trial, conducted or proposed to be conducted by or on behalf of the Seller Group; (ii) initiated, or threatened to initiate, any action to suspend a Clinical Trial conducted by or on behalf of the Seller Group or otherwise restrict or delay the Clinical Trial of Avexitide; or (iii) alleged that any Clinical Trial conducted by or on behalf of the Seller Group are in violation of any Regulatory Laws.
(h)
Neither the Seller Group, nor, to Seller’s Knowledge, any director, officer, employee, or agent of the Seller Group has ever made an untrue state of material fact or fraudulent statement to the FDA, or any other Governmental Authority, failed to disclose a material fact required to be disclosed under applicable law to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement, that, in each case, could reasonably be excepted to provide a basis for the FDA or any other Governmental Authority to invoke the FDA Application Integrity Policy respecting “Fraud, Untrue Statement of Material Facts, Bribery and Illegal Gratuities, ” set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) and in 56 Fed. Reg. 46191 (Sept. 11, 1991) or any similar policy or analogous Applicable Laws, in each case, as related to Avexitide.
(i)
Neither the Seller Group nor any officers, directors, employees or agents (including any distributor) thereof has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar Applicable Law, (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Applicable Law, or (iii) exclusion from contracting with any Government Authority, and, to the Knowledge of Seller, no such action is currently contemplated, proposed or pending.
(j)
The Seller Group has not been a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, deferred prosecution agreement or similar agreement with or imposed by any Governmental Authority arising from violations or alleged violations of Healthcare Laws, and no such agreement is currently pending, or, to Seller’s Knowledge, threatened.
(k)
The Seller Group is neither subject to, nor has received written notice of, any criminal, injunctive, seizure or civil penalty actions begun or, to Seller’s Knowledge, threatened by any Governmental Authority against the Seller Group, in each case relating to Avexitide.
(l)
The Seller Group has an operational health care compliance program that: (i) governs all employees, agents, and contractors, (ii) is consistent with the standards and guidance promulgated by the Department of Health and Human Services Office of Inspector General and the Department of Justice, and the U.S. Federal Sentencing Guidelines for effective compliance programs, (iii) complies with the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals and Principles on Conduct of Clinical Trials, and (iv) addresses compliance with applicable Healthcare Laws. The Seller Group operates in compliance with such health care compliance program.
3.7
Permits. To the Seller’s Knowledge, (i) the Seller Group possess all material Permits required for the operation of the Business as currently conducted (the “Seller Permits”) and (ii) no member of the Seller Group has received as of the Effective Date any written notice of any cancellation, suspension, revocation, invalidation or non-renewal of any Permit since the Petition Date.
3.8
Litigation.
(a)
There are no Actions pending or, to the Seller’s Knowledge, threatened in writing, against any member of the Seller Group that would reasonably be expected to have an adverse effect on the Transferred Assets after the entry of the Sale Order, Seller’s performance of any of its obligations under this Agreement or any Related Documents, or the consummation of the Transactions, or the issuance by the Bankruptcy Court of the Sale Order (including any provision of the Sale Order approving the Transactions contemplated by this Agreement free and clear of any liens, claims, encumbrances or interests pursuant to section 363(f) of the Bankruptcy Code (the “Free and Clear Provision”)) if determined adversely. There is no, and in the past three (3) years there has not been, any Action to which any member of the Seller Group or any director, officer or employee of any member of the Seller Group (in their capacity as such) is a party, or to the Seller’s Knowledge, threatened in writing that would reasonably be expected to adversely affect the Transferred Assets, or impose additional obligations on the Purchaser after Closing, in each case with respect to the Transferred Assets or Assumed Liabilities.
(b)
No Order has been issued and is in effect that is applicable to any member of the Seller Group or the Transferred Assets, nor any unsatisfied judgments or awards against or that would reasonably be expected to adversely affect the Transferred Assets.
3.9
Real Property. The Seller Group does not own any real property.
3.10
Assigned Contracts.
(a)
With respect to the Assigned Contracts, (i) except subject to 11 U.S.C. § 365(e)(1), no member of the Seller Group has received any written notice of any breach or default or event that (with due notice or lapse of time or both) would constitute a breach or default by the applicable member of the Seller Group under any Assigned Contract, other than defaults that have been cured or waived in writing, (ii) to the Seller’s Knowledge, each Assigned Contract is a legal, valid and binding obligation of the applicable member of the Seller Group and is in full force and effect (except to the extent subject to, and limited by, the Enforceability Exceptions), (iii) to the Seller’s Knowledge, no other party to any Assigned Contract is (with or without the lapse of time or the giving of written notice, or both) in breach of or in default under any Assigned Contract and (iv) to the Seller’s Knowledge, no member of the Seller Group has provided or received any notice of any intention to terminate any Assigned Contract. The Seller has made available to Purchaser true, correct and complete copies of each of the Assigned Contracts listed on Schedule 2.1(b), together with all amendments thereto.
(b)
There are no issued, outstanding or unpaid invoices or other amounts due by any member of the Seller Group to the Trustees of the University of Pennsylvania and the Children’s Hospital of Philadelphia (“Penn”) pursuant that certain License Agreement by and between the Seller and Penn, dated as of May 10, 2019 (the “Penn License”). The Seller has cured all allegations of breach alleged by Penn pursuant to that certain Notice of Default under the License Agreement, dated as of April 24, 2024, that are related to payments, and the Seller has paid all amounts due and payable to Penn under the Penn License, including all outstanding invoices issued under the Penn License, including invoice number 240418-L2016-001 and 240315-L2016-002. To the Seller’s Knowledge, no member of the Seller Group has received notice of default, breach, noncompliance, requests to cure, or any intention to terminate the Penn License following payment of such invoices, and to the Seller’s Knowledge, there are no facts or circumstances that would give rise to any right of termination or cancellation under the Penn License.
(c)
No member of the Seller Group has received any written notice of any allegations of default, breach, noncompliance, or requests to cure under the Stanford License Agreement, or any notice of termination or intent to terminate the Stanford License Agreement.
3.11
Financial Statements. The Seller’s financial statements included in the Seller’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on April 8, 2024 (the “Seller Financial Statements”) have been prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by the SEC on Form 10-K under the Securities and Exchange Act of 1934, as amended, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments), have been prepared on a consistent basis throughout the periods covered thereby and presents fairly in all respects the financial condition of the Seller as of such dates and the results of operations of Seller for such periods, and are consistent with the books and records of Seller (which books and records are correct and complete in all material respects).
3.12
Absence of Material Developments. Except as disclosed on Schedule 3.12, since the Petition Date, there has occurred no fact, event, condition, change or circumstance which has had or would reasonably be expected to have a Material Adverse Effect.
3.13
Customers and Suppliers. No supplier has or has threatened to stop or decrease the rate of, or as a result of the Bankruptcy Cases or the Transactions. supplying materials, products or services to the Business.
3.14
Intellectual Property.
(a)
(i) A true, correct and complete list of all Intellectual Property Registrations included in the Owned Intellectual Property Assets is set forth on Schedule 3.14(a)(i), including the patents, registered Trademarks and domain names pertaining to Avexitide that are owned by Seller or its Affiliates and (ii) a true, correct and complete list of all Intellectual Property Registrations included in the Business Intellectual Property that are exclusively otherwise licensed to any member of the Seller Group is set forth on Schedule 3.14(a)(ii). Each of the Intellectual Property Registrations included in the Owned Intellectual Property Assets or Business Intellectual Property is, to the Seller’s Knowledge, valid, subsisting, and enforceable. To the Seller’s Knowledge, all items of Intellectual Property Registrations included in the Owned Intellectual Property Assets correctly name all inventors thereof.
(b)
A member of the Seller Group exclusively owns all rights, title and interests in and to each of the Owned Intellectual Property Assets, free and clear of all Liens (other than Permitted Liens). Except as set forth on Schedule 3.14(b), no member of the Seller Group is a party to, or bound by, (i) any license, option, royalty agreement, or other agreement relating to the use of any material Business Intellectual Property (other than non-exclusive licenses granted by a Third Party to a member of the Seller Group for commercially available, unmodified, off-the-shelf software licensed for aggregate annual fees of less than $50,000), or (ii) agreements pursuant to which a member of the Seller Group settled any action, litigation, suit or other judicial or administrative proceeding, claim, assertion, or threat with respect to Intellectual Property, including settlement agreements, coexistence agreements, and consent agreements (collectively, (i) and (ii), an “IP Agreement”). Following the Closing, except as set forth on Schedule 3.14(b), no Owned Intellectual Property Asset will be subject to any IP Agreement. The consummation of the Transactions will not result in the grant of any right or license to any Third Party of any Intellectual Property that is owned by or exclusively licensed to any member of the Seller Group and would reasonably be expected to be material to the Transferred Assets and the Assumed Liabilities, taken as a whole.
(c)
No current or former Affiliate, partner, director, stockholder, officer, member, manager, employee, consultant or contractor of any member of the Seller Group will, after giving effect to the Transactions, own, license or retain any Business Intellectual Property.
(d)
All material Intellectual Property Registrations included in the Owned Intellectual Property Assets or otherwise exclusively licensed to any member of the Seller Group and included in the Business Intellectual Property will remain pending or in full force and effect and have not expired or been abandoned or cancelled. No interference, opposition, reissue, reexamination, or other proceeding is or has been pending or, to the Seller’s Knowledge, threatened, in which the scope, validity, or enforceability of any Owned Intellectual Property Assets or Intellectual Property exclusively licensed to any member of the Seller Group and included in the Business Intellectual Property is being, or has been, challenged. To the Seller’s Knowledge, with respect to the Owned Intellectual Property Assets or other Business Intellectual Property whereby a member of the Seller Group controls the prosecution or has any payment obligations thereunder, Schedule 3.14(d) sets forth an itemized list of all patent office actions and fees due on or before

October 1, 2024, along with their applicable first due dates and any available extended due dates (including any unpaid maintenance fees, annuities, renewal, or other fees).
(e)
The Owned Intellectual Property Assets, together with the Intellectual Property licensed to the Seller Group under the Assigned Contracts, constitute all of the Intellectual Property, whether registered or applied for, used by the Seller Group in the conduct of the Business as conducted by Seller Group as of the date hereof.
(f)
The Transferred Assets are not subject to the requirements of the Bayh-Dole Act, 35 USC 200-212 and 37 CFR 401.
(g)
In the past three (3) years, to the Seller’s Knowledge, no member of the Seller Group, nor the Seller’s conduct of the Business has infringed, misappropriated or otherwise violated in any material respect any Person’s Intellectual Property. No Actions are pending or threatened in writing against any member of the Seller Group and. In the past three (3) years, no member of the Seller Group has received any written notice or claim alleging that any member of the Seller Group is infringing, misappropriating, or otherwise violating the Intellectual Property rights of any Person.
(h)
In the past three (3) years, to the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Assets or other Business Intellectual Property.
(i)
The Seller Group has taken commercially reasonable steps to safeguard and maintain the confidentiality of all know-how and trade secrets that constitute Owned Intellectual Property Assets, and all Persons having access thereto have executed written non-disclosure agreements. Each Person who is or was involved in the creation or development of any Intellectual Property for or on behalf of any member of the Seller Group has signed a written contract containing a present assignment of all such Intellectual Property that was created or developed by such Person in the course of that Person’s employment or engagement by the applicable member of the Seller Group.
(j)
The Seller Group complies with all Applicable Laws, internal policies and contractual obligations relating to privacy, data protection and cybersecurity.
3.15
Inventories. Except as disclosed on Schedule 3.15, all inventories of each member of the Seller Group (whether or not reflected on the Seller Financial Statements) consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business. No member of the Seller Group is in possession of any goods or inventory not owned by a member of the Seller Group, and the inventories (other than goods in transit) of a member of the Seller Group are located on the premises of the Seller Group. The reserve for obsolescence with respect to inventories is adequate and calculated consistent with past practice. Inventories that were purchased after the date of the balance sheet included in the Seller Financial Statements were purchased in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase for items of similar quality and quantity. The quantities of each item of inventory are not excessive, but are reasonable for the continued operation of each member of the Seller Group in the ordinary course of business.
3.16
Taxes.
(a)
The Seller Group has duly and timely filed all Tax Returns required to be filed under Applicable Law with respect to Transferred Assets in all jurisdictions in which such Tax Returns are required to be filed. All such Tax Returns are correct and complete in all material respects.

(b)
All Taxes owed by the Seller Group (whether or not shown or required to be shown on any Tax Return) with respect to Transferred Assets have been timely paid.
(c)
There are no Liens relating to Taxes on any of the Transferred Assets other than Liens for current Taxes not yet due and payable.
(d)
No member of the Seller Group has received any written notice of assessment or proposed assessment by any Governmental Authority in connection with any Tax Return with respect to the Transferred Assets that remains unresolved and there is no Action, dispute, examination, judicial proceeding or claim concerning any Taxes of the Seller Group with respect to the Transferred Assets.
(e)
The members of the Seller Group have withheld and timely paid over to the appropriate taxing authority all material Taxes with respect to the Transferred Assets or the Business, that are required to have been withheld and paid over in connection with amounts paid or owing to any employee thereof (respectively), independent contractor, equity holder, or other third party and have complied in all material respects with all associated reporting and recordkeeping requirements.
(f)
No member of the Seller Group has received any written notice from a jurisdiction where such member of the Seller Group does not currently file a specific Tax Return or pay a specific Tax indicating that such filings may be required or such Tax may be paid in such jurisdiction with respect to the Transferred Assets, or that the Transferred Assets may otherwise be subject to taxation by a taxing authority in such jurisdiction. No member of the Seller Group has a permanent establishment or fixed place of business in any country other than their country of organization attributable to the Transferred Assets.
(g)
No member of the Seller Group has waived any statute of limitations in respect of Taxes with respect to the Transferred Assets or agreed to any extension of time with respect to an assessment or deficiency for Taxes with respect to the Transferred Assets, in each case which waiver or extension is currently in force and could have effect after the Closing Date.
(h)
No member of the Seller Group is party to any Contract relating to Tax sharing, Tax allocation, Tax indemnity or similar agreement affecting the Transferred Assets or the Business that would, in any manner, bind, obligate or restrict the Purchaser, other than agreements entered into in the ordinary course of business the primary purpose of which was not Taxes. No member of the Seller Group has Liability for the unpaid Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise that would, in any manner, bind, obligate or restrict the Purchaser.
(i)
No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any taxing authority with or to any member of the Seller Group with respect to the Transferred Assets or the Business that would bind, obligate or restrict the Purchaser.
(j)
The members of the Seller Group (i) have timely paid all material amounts of sales and use Taxes relating to the Transferred Assets or the Business required to be paid under all Applicable Laws, (ii) properly collected and remitted all material amounts of sales Taxes relating to the Transferred Assets or the Business required under all Applicable Laws, and (iii) for all sales relating to the Transferred Assets or the Business that are exempt from sales Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

(k)
None of the Transferred Assets is an interest in an entity or other arrangement that is treated as an entity for U.S. federal income Tax purposes.
3.17
Brokers and Finders. Except for SSG Advisors, LLC, the Seller has not, directly or indirectly, entered into any agreement with any Person that would obligate the Seller or Purchaser to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.
3.18
No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE 3 and the Related Documents, including any certificate delivered pursuant to this Agreement, the Seller does not, nor do any other Persons on behalf of the Seller, make any other express or implied representation or warranty with respect to itself, the Business, the Transferred Assets or the Assumed Liabilities, or with respect to any other information provided to Purchaser or its representatives, and the Seller disclaims any other representations or warranties, whether made by or on behalf of the Seller or any other Person. The Seller will not, and no other Persons will, have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Purchaser or its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever (electronic or otherwise) or otherwise in expectation of the Transactions.
ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in a document herewith delivered by Purchaser to the Seller (the “Purchaser Schedules”), Purchaser hereby makes the representations and warranties contained in this ARTICLE 4 to the Seller.

4.1
Organization, Good Standing and Other Matters. Purchaser is duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization and has all requisite corporate power or other entity power and authority to own its properties and to carry on its business as now being conducted.
4.2
Authority and Enforceability. Purchaser has all requisite corporate power or other entity power and authority to execute and deliver this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party, and the consummation of the Transactions, have been duly authorized and approved by its board of directors (or equivalent governing body) and no other action on the part of Purchaser or its members is necessary to authorize the execution, delivery and performance of this Agreement and the Related Documents by Purchaser and the consummation of the Transactions. This Agreement has been, and each Related Document will be at or prior to Closing, duly executed and delivered by Purchaser and, assuming the due execution and delivery by the other parties hereto or thereto, constitutes or will constitute a valid and binding obligation of Purchaser enforceable against it in accordance with its respective terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.
4.3
No Conflict: Required Filings and Consents. Except (a) such filings as may be required in connection with the Transfer Taxes described in Section 2.10 and (b) as set forth on Schedule 4.3, the execution and delivery of this Agreement and of the Related Documents and the consummation of the Transactions by Purchaser will not (i) violate the provisions of its Organizational Documents, (ii) violate any Applicable Law or Order to which it is subject or by which any of its properties or assets are bound, (iii) require it to obtain any Consent, or give any written notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date, (iv) result in a breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the Consent of any Third Party to, any material Contract to which it is a party or (v) result in the imposition or creation of any Lien upon or with respect to any of its assets or properties; excluding from the foregoing clauses (ii) through (v) Consents, approvals, written notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, (A) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (B) otherwise materially prevent, hinder or delay the consummation of the Transactions.
4.4
Financing. Purchaser has, and at the Closing will have, sufficient funds available to pay the Purchase Price in accordance with the terms hereof and any other payments required hereunder and any expenses incurred or required to be paid by Purchaser in connection with the Transactions.
4.5
Solvency. Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions, including the making of the payments contemplated by Section 2.9, and assuming satisfaction of the conditions to Purchaser’s obligation to consummate the Transactions as set forth herein, the accuracy of the representations and warranties of Purchaser set forth herein and the performance by Purchaser of its obligations hereunder in all material respects, Purchaser will be Solvent.
4.6
Litigation. There is no Action pending or, to Purchaser’s Knowledge, formally threatened against Purchaser or involving any of its properties or assets that would be reasonably be expected to (a) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (b) otherwise materially prevent, hinder, or delay the consummation of the Transactions.
4.7
Brokers and Finders. None of Purchaser or its Affiliates have, directly or indirectly, entered into any agreement with any Person that would obligate the Seller to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.
4.8
Investigation and Agreement by Purchaser; Non-Reliance of Purchaser; No Other Representations and Warranties.
(a)
Purchaser acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts, and other assets of the Business which it and its representatives have desired or requested to review. Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning the Seller Group, the Business, the Transferred Assets and the Assumed Liabilities.
(b)
Except for the specific representations and warranties expressly made by the Seller in ARTICLE 3 and Related Documents as further limited by the specifically bargained-for exclusive remedies as set forth in ARTICLE 9 of this Agreement Purchaser acknowledges and agrees that (i) the Seller is not making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Business, the Transferred Assets, the Assumed Liabilities, or any of its operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any Liabilities, the prospects of the Business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Business furnished to Purchaser or its representatives or made available to Purchaser and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and (ii) no officer, director, manager, stockholder, agent, advisor, representative or employee of any member of the Seller Group has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE 3 and subject to the limited remedies herein provided.

(c)
Other than the specific representations and warranties expressly set forth in ARTICLE 3 as further limited by the specifically bargained-for exclusive remedies as set forth in ARTICLE 9 of this Agreement, Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Seller and the Seller’s Affiliates have specifically disclaimed and do hereby specifically disclaim, and shall not have or be subject to any Liability for reliance on any such other representation or warranty made by any Person. Purchaser specifically waives any obligation or duty by the Seller or the Seller’s Affiliates to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties expressly set forth in ARTICLE 3 and disclaim reliance on any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in ARTICLE 3.
(d)
Purchaser is acquiring the Business, the Transferred Assets and the Assumed Liabilities subject only to the specific representations and warranties expressly set forth in ARTICLE 3 as further limited by the specifically bargained-for exclusive remedies as set forth in ARTICLE 9 of this Agreement.
4.9
No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE 4 or in any of the Related Documents (including any certificate delivered pursuant to this Agreement), neither Purchaser nor any other Person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to the Seller or its representatives, and Purchaser disclaims any other representations or warranties, whether made by Purchaser or any of its Affiliates, officers, directors, employees, agents or representatives.
ARTICLE 5.

BANKRUPTCY COURT MATTERS
5.1
Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by the Seller of higher or better competing bids in respect of all or any part of the Transferred Assets (whether in combination with other assets of the Seller Group or otherwise) in accordance with the terms of the Bid Procedures Order (each, a “Competing Bid”). From the Effective Date (and any prior time) and until the Closing, the Seller is permitted to, and to cause its representatives to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates and representatives) in connection with any sale or other disposition of the Transferred Assets. In addition, the Seller shall have the authority to respond to any inquiries or offers to purchase all or any part of the Transferred Assets (whether in combination with other assets of the Seller Group or otherwise) and perform any and all other acts related thereto which are required under the Bankruptcy Code, the Bid Procedures Order or other Applicable Law, including supplying information relating to the Business and the assets of the Seller Group to prospective purchasers.
5.2
Bankruptcy Court Filings.
(a)
Subject to its right to pursue a Competing Bid in accordance with the Bid Procedures Order, the Seller shall diligently pursue the entry by the Bankruptcy Court of the Sale Order, which Sale Order shall provide for the transfer of the Transferred Assets and the Assumed Liabilities to Purchaser free from all successor or transferee Liability to the fullest extent permitted by Section 363 of the Bankruptcy Code. The Seller shall comply (or obtain an Order from the Bankruptcy Court waiving compliance) with all requirements under the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the Local Bankruptcy Rules for the Bankruptcy Court in obtaining the entry of the Sale Order. The Seller further covenants and agrees that, after entry by the Bankruptcy Court of the Sale Order, and provided, that the Sale Order becomes a Final Order, the terms of any other proposed order submitted by the Seller to the Bankruptcy Court shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the Transactions. Purchaser agrees that it will promptly take such actions as are reasonably requested by the Seller to assist in obtaining entry of the Sale Order, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. In the event that the entry of the Sale Order shall be appealed, the Seller and Purchaser shall use their respective commercially reasonable efforts to defend such appeal.
(b)
Seller shall use commercially reasonable efforts to provide Purchaser with a reasonable opportunity to review and comment upon all motions, applications, and supporting papers relating to the Transactions prepared by the Seller or any Affiliates (including forms of orders and written notices to interested parties) prior to the filing thereof in the Bankruptcy Cases; provided that the foregoing shall not require the Seller to take any action that would, in the Seller’s reasonable business judgment, threaten to harm the overall value to be produced by the Seller’s in-court sale process.
(c)
The form of Sale Order submitted by the Seller to the Bankruptcy Court for approval must be reasonably satisfactory in form and substance to the Purchaser.
(d)
The Seller shall not seek any modification to the Bid Procedures, Bid Procedures Order, or Sale Order by the Bankruptcy Court that are materially adverse to the Purchaser without the prior written consent of Purchaser, which such consent shall not be unreasonably withheld.
(e)
Each of Purchaser and the Seller will promptly take such actions as are reasonably requested by the other party to assist in obtaining entry of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of providing necessary assurances of performance by Seller of its obligations under this Agreement and demonstrating that Purchaser is a good faith buyer under section 363(m) of the Bankruptcy Code.
(f)
The Seller shall use commercially reasonable efforts to provide appropriate written notice of the hearings on the Sale Order to all Persons entitled to written notice, including, but not limited to, all Persons that have asserted Liens on the Transferred Assets, all parties to the Assigned Contracts and all taxing authorities in jurisdictions applicable to Seller and as otherwise required by the Bankruptcy Code and bankruptcy rules.
(g)
Within five (5) Business Days of the Auction (subject to the Bankruptcy Court’s availability), if Purchaser is the winning bidder at the Auction (or if there is no Auction), the Seller will seek entry of the Sale Order by the Bankruptcy Court.
(h)
The Seller and Purchaser agree that, in the event that Purchaser is not the winning bidder at an auction undertaken pursuant to the Bid Procedures Order (the “Auction”), and (i) Purchaser submits the Back-Up Bid at the Auction or (ii) the terms of this Agreement are deemed to constitute a Back-Up Bid, then Purchaser shall be obligated to promptly consummate the Transactions upon the terms and conditions as set forth herein, including the payment of the Purchase Price as the same may be increased by Purchaser at the Auction; provided that, the Seller gives written notice to Purchaser on or before the Back-Up Termination Date, stating that the Seller (A) failed to consummate the sale of the Transferred Assets with the winning bidder, and (B) terminated the purchase agreement with the winning bidder.
5.3
Assumption of Assigned Contracts.
(a)
On June 4, 2024, the Seller filed (or cause to be filed) a written notice of assumption (the “Assumption Notice”) with the Bankruptcy Court and serve such written notice on each counterparty to a Designated Contract (as defined below) listed thereon. The Assumption Notice shall identify all Designated Contracts that the Seller and Purchaser believe may be assumed and assigned in connection with the sale of the Transferred Assets and set forth a good faith estimate of the amount of Cure Costs applicable to each such Assigned Contract (and if no Cure Cost is estimated to be applicable with respect to any particular Assigned Contract, the amount of such Cure Cost designated for such Assigned Contract shall be “$0.00”). In accordance with the Bid Procedures Order, the Seller reserves the right to supplement such list of Designated Contracts and provide additional written notice of assumption, and to remove a Contract from the list of Designated Contracts, up to entry of Sale Order.
(b)
On or before the date that is two (2) Business Days before the Closing Date (the “Designation Deadline”), Purchaser shall provide to the Seller a list of those Contracts that Purchaser elects to have assumed and assigned to Purchaser on the Closing Date (the “Designated Contracts”). Purchaser shall be entitled to remove certain Contracts from the list of Designated Contracts at any time prior to the Designation Deadline by providing the Seller written notice of such removal. In the event that Purchaser removes any of such Contracts from such list, the Seller will provide the relevant counterparty written notice that the applicable Contract is no longer identified as a Designated Contract. For the avoidance of doubt, only those executory Contracts that remain identified as Designated Contracts as of the Closing Date will constitute Assigned Contracts and will be assumed by the Seller and assigned to Purchaser pursuant to the Sale Order.
(c)
Notwithstanding any provision in this Agreement to the contrary, a Contract shall not be a Designated Contract hereunder and shall not be assumed and assigned to Purchaser to the extent that such Contract is (i) deemed rejected under Section 365 of the Bankruptcy Code, (ii) the subject of an objection to assignment or assumption or requires the consent of any Governmental Authority or other third party (other than, and in addition to, the Bankruptcy Court) in order to permit the assumption and assignment by the applicable Seller to Purchaser of such Contract pursuant to Section 365 of the Bankruptcy Code, and such objection has not been resolved or such consent has not been obtained prior to the thirtieth day following the Closing Date (as such period may be extended by mutual agreement of Seller and Purchaser), or (iii) is terminated by any party thereto other than Seller, or terminates or expires by its terms, on or prior to such time as it is to be assumed and assigned to Purchaser as an Assigned Contract hereunder and is not continued or otherwise extended upon assignment. In no event shall the failure to assign to Purchaser any Contract in accordance with subsections (i) through (iii) above reduce the Purchase Price payable to Seller or constitute a failure to satisfy the conditions precedent of Seller under Section 8.3.
(d)
Subject to the terms of Section 2.5, Section 2.8, Section 5.3(a) and Section 5.3(b), Purchaser shall make provision for the payment of the Determined Cure Costs in cash at Closing in accordance with the Sale Order.
(e)
Notwithstanding any provision in this Agreement to the contrary, from and after the date of the Assumption Notice through the Closing Date, the Seller will not reject or take any action (or fail to take any action that would result in rejection by operation of Applicable Law) to reject, withdraw, repudiate or disclaim any Contract unless (i) Purchaser has provided its prior written consent; or (ii) Purchaser has removed such Contract from the list of Designated Contracts.
ARTICLE 6.

PRE-CLOSING COVENANTS
6.1
Conduct of Business. Except (a) as set forth on Schedule 6.1, (b) as may be approved by Purchaser in writing (which approval will not be unreasonably withheld, delayed or conditioned), (c) for actions taken or omitted to be taken by any member of the Seller Group in response to any Public Health Measure, (d) as is otherwise permitted, contemplated or required by this Agreement, or (e) as required by Applicable Laws or by order of the Bankruptcy Court, from the Effective Date through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms:
(a)
The Seller Group shall use their commercially reasonable efforts to carry on the Business in all material respects in the ordinary course of business taking into account the contemplation, commencement and pendency of the Bankruptcy Cases; and
(b)
The Seller shall not, and shall cause its Affiliates not to:

(i)
sell, license, abandon or otherwise dispose of any asset or property constituting Transferred Assets other than, in each case, in the ordinary course of business consistent with past practices or for the purpose of disposing of obsolete or worthless assets;
(ii)
abandon, cancel, fail to renew, or permit to lapse any Owned Intellectual Property Assets other than pursuant to expiration of any such Intellectual Property at the end of its statutory life;
(iii)
except in the ordinary course of business, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of any business or any corporation, partnership or other business organization or otherwise acquire any assets (except inventory), that would constitute Transferred Assets, except for the acquisition of assets in the ordinary course of business consistent with past practices;
(iv)
grant any Lien on any of the Transferred Assets;
(v)
waive, release, assign, institute, compromise, or settle any pending or threatened Action against, or related to, any Seller Group member, the Business, the Transferred Assets, or the Assumed Liabilities and that would result in an Assumed Liability;
(vi)
terminate, amend, supplement, modify or waive any provision of, or accelerate any rights, benefits or obligations under, any Assigned Contract, except any such action in the ordinary course of business or the expiration in accordance with its term;
(vii)
change its present accounting methods or principles in any material respect, except as required by GAAP or Applicable Law;
(viii)
make or change any Tax election, change an annual accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period with respect to Taxes, fail to pay any Taxes (including estimated Taxes) when due and payable, or enter into any Tax sharing, indemnity or similar agreement allocating tax liability, other than in the ordinary course of business or as required by the Code or Applicable Law, and in each case related to the Taxes of the Business or the Transferred Assets; or
(ix)
authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions in this Section 6.1(b).
(c)
Notwithstanding anything to the contrary, nothing contained in this Agreement shall give Purchaser or any of its Affiliates, directly or indirectly, any right to control or direct the Business, assets and operations prior to the Closing. Prior to the Closing, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Affiliates’ respective Business, assets and operations.
6.2
Access to Information; Confidentiality.
(a)
From the Effective Date until the earlier of the Closing Date and the termination of this Agreement, the Seller shall grant Purchaser and its representatives (at Purchaser’s sole cost and expense) reasonable access, during normal business hours and upon reasonable written notice (and in the event of a facility visit request, at least twenty-four (24) hours prior written notice), and subject to any limitations resulting from any Public Health Measures, to the personnel, facilities, book and records of the Seller Group related to the Business or the Transferred Assets that are in the possession or under the control of the Seller Group; provided, however, that (i) all requests for access shall be directed to such person(s) as the Seller may designate in writing from time to time (the “Seller Access Contact”), (ii) such activities do not unreasonably interfere with the ongoing business or operations of the Seller Group, (iii) the Seller shall have the right to have one or more of its representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 6.2(a), (iv) such access or related activities would not cause a material breach of any agreement to which any Seller is a party, (v) no Personal Information shall be disclosed or used other than in compliance with Information Privacy and Security Laws and (vi) nothing herein shall require any member of the Seller Group or their representatives to furnish to Purchaser or provide Purchaser with access to information that (A) is subject to an attorney-client or an attorney work-product privilege, (B) legal counsel for the Seller Group reasonably concludes may give rise to antitrust or competition law issues or violate a protective order or otherwise may not be disclosed pursuant to Applicable Law (including any Public Health Measure) or (C) would cause significant competitive harm to the Seller Group if the Transactions are not consummated.
(b)
Notwithstanding anything to the contrary contained in this Agreement, from the Effective Date until the Closing Date, Purchaser shall not, and shall cause its representatives not to, have any contact or discussions concerning the Transaction with any existing lender, borrower, creditor, or guarantor of any Seller, in each case, without the prior written consent of the Seller (which consent may be withheld in the Seller’s sole discretion and, if given, may be conditioned on the Seller or his or her designee having the right to participate in any meeting or discussion).
(c)
Any information provided to or obtained by Purchaser or its representatives, including pursuant to this Section 6.2 is confidential information and subject to the terms of, and the restrictions contained in, the Confidentiality Agreement. Purchaser agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Effective upon (and only upon) the Closing, the Confidentiality Agreement shall automatically terminate and none of the parties thereto shall have any further Liability or obligation thereunder except with respect to any confidential information provided to or obtained by Purchaser or its representatives concerning the Seller Group or the Business, which information shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date and all such information provided to or obtained by Purchaser or its representatives related to assigned Documents from the Seller Group or the Business will be deemed the confidential information of the Purchaser from and after the Closing, and the Confidentiality Agreement will remain in full force and effect as to all such information. If this Agreement is terminated prior to Closing for any reason, the duration of the confidentiality of the Confidentiality Agreement shall be deemed extended, without any further action by the parties, for a period of time equal to the period of time elapsed between the date such Confidentiality Agreement was initially signed and the date of termination of this Agreement.
6.3
Efforts to Consummate. Except as otherwise provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to perform its obligations hereunder and cause the Closing to occur as soon as possible after the Effective Date, including satisfying the conditions precedent set forth in ARTICLE 8 applicable to such party including (a) defending against any Actions, judicial or administrative, challenging this Agreement or the consummation of the Transactions, (b) seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed, and (c) and executing any additional instruments reasonably requested by the other party hereto necessary to carry out the Transactions, perfect or evince the assignment of the Transferred Assets, and to fully carry out the purposes of this Agreement; provided, however, that, for purposes of “reasonable best efforts” standard as required by this Section 6.3, Section 6.4 or Section 6.5, neither the Seller nor its Affiliates or representatives shall be required to expend any money to remedy any breach of any representation or warranty hereunder, to commence any Action, to waive or surrender any right, to modify any agreement (including any Assigned Contract) or to provide financing to Purchaser for the consummation of the Transactions.
6.4
Notices and Consents. Reasonably promptly following the execution of this Agreement, the Seller will give, or cause to be given, applicable notices to Third Parties and thereafter will use reasonable best efforts (as limited by Section 6.3) to obtain the third-party consents set forth on Schedule 6.4; provided, however, that no representation, warranty, covenant or agreement of the Seller shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such third-party consent (unless such consent is part of a closing condition of Seller), (b) any termination of a Contract as a result of the failure to obtain such third-party consent (unless such consent is part of a closing condition of Seller) or (c) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such termination; provided, further, that nothing in this Section 6.4 shall require the Seller to expend any money or grant any concessions to obtain any such third-party consent (unless Purchaser provides the funds for or reimburses the Seller for such payment).
6.5
Regulatory Matters.
(a)
Purchaser and the Seller will establish a mutually acceptable and prompt communication and interaction process to ensure the orderly transfer of the IND for Avexitide and other similar regulatory approval and authorization documents for jurisdictions outside of the United States. Promptly after Closing, the parties shall file with the FDA, and any other relevant Governmental Authority all information required in order to transfer the IND and other similar regulatory approval and authorization documents for jurisdictions outside of the United States from the Seller to Purchaser, including the information required pursuant to 21 C.F.R. § 314.72, or any successor regulation thereto, any authorization letters or notices, and letters of acceptance. Seller shall file the information required of a former owner, and Purchaser shall file the information required of a new owner, at each party’s own expense. Both Purchaser and the Seller also agree to use all commercially reasonable efforts to take any actions required by the Governmental Authority or other government/health agencies to effect the transfer of the IND and other similar regulatory approval and authorization documents for jurisdictions outside of the United States from the Seller to Purchaser, and hereby further agree to cooperate with each other in order to effectuate the foregoing transfer of Avexitide. The parties agree to use all commercially reasonable efforts to complete the filing of the transfer of the IND and other similar regulatory approval and authorization documents for jurisdictions outside of the United States within ten (10) days from the Closing Date. The Seller may retain an archival copy of the IND and other similar regulatory approval and authorization documents for jurisdictions outside of the United States, including supplements and records that are required to be kept under 21 C.F.R. § 314.81 or other similar regulation.
(b)
From and after the Closing Date until the Seller is dissolved, the Seller shall cooperate with Purchaser in preparing, disclosing and providing any relevant records, reports, responses or any other documentation that are required to be made, maintained and reported pursuant to the Governmental Authority. The parties agree to use their commercially reasonable efforts to take any other actions required by the FDA or any other Governmental Authority to effect the transaction.
(c)
Until the completion of the transfer of Avexitide to Purchaser, the Seller shall take all reasonably necessary or advisable actions to maintain the relevant IND and other similar regulatory approval and authorization documents for jurisdictions outside of the United States.
6.6
Public Announcements. Between the Effective Date and the Closing Date, except to the extent required by any Applicable Law (including applicable securities regulations) or Action (including the Bankruptcy Cases), neither Purchaser nor the Seller shall, and Purchaser and the Seller shall cause their respective Affiliates and representatives not to, directly or indirectly, issue any press release or public announcement of any kind without the prior written consent of the other party hereto; provided, however, that the Seller and its Affiliates may disclose the Transactions from time to time to their respective employees, customers, suppliers, and other business relations, in each case, that are subject to a valid and enforceable non-disclosure agreement, as the Seller may reasonably determine is necessary to comply with Applicable Law or the requirements of this Agreement. Purchaser and the Seller shall cooperate in good faith to prepare a joint press release to be issued on the Closing Date, the terms of which shall be agreed upon by the parties. Notwithstanding any provision to the contrary in this Section 6.6, the Purchaser may make public statements (a) in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements do not reveal material, non-public information regarding the other party hereto or the Transactions or (b) to the extent that such public statements disclose information already available in the public domain (except to the extent such information is available in the public domain solely as a result of a violation of the terms of this Agreement).
ARTICLE 7.

POST-CLOSING COVENANTS
7.1
Access to Information; Books and Records. From and after the Closing, Purchaser and its Affiliates shall, at Seller’s sole cost and expense, afford the Seller Group and their respective representatives reasonable access, during normal business hours, upon reasonable advance written notice and under reasonable circumstances, to the books and records of Purchaser, solely to the extent such books and records relate to the Transferred Assets, and shall permit the Seller Group and their respective representatives to examine and copy such books and records to the extent necessary for any regulatory, legal, or tax audit, investigation, inquiry, or requirement of Seller in connection with any claims against Seller or its Affiliates related to the Transactions or compliance by Seller with its obligations under this Agreement or any Related Documents; provided, however, that nothing in this Section 7.1 shall require Purchaser or its Affiliates to furnish to the Seller Group or their respective representatives any material that is subject to an attorney-client or solicitor-client privilege or an attorney or solicitor work-product privilege or which may not be disclosed pursuant to Applicable Law. For a period of three (3) years following the Closing Date, or such longer period as may be required by Applicable Law or necessitated by applicable statutes of limitations, Purchaser shall, and shall cause its Affiliates to, maintain all such books and records and shall not destroy, alter or otherwise dispose of any such books and records.
7.2
Post-Closing Receipt and Possession of Assets. In the event that, after the Closing Date, Purchaser receives or otherwise is in possession of any other Excluded Asset, Purchaser shall promptly notify the Seller of its receipt or possession of such other Excluded Asset and transfer, at the Seller’s expense, such Excluded Asset to the Seller or its applicable designee. In the event that, after the Closing Date, the Seller, its Affiliates, or its applicable successor or assign receives or otherwise is in possession of any other Transferred Asset, the Seller shall promptly notify Purchaser of its receipt or possession of such other Transferred Asset and transfer, at Purchaser’s expense (unless the Seller was required to transfer such Transferred Asset to Purchaser at Closing, in which case, and without limitation of any other remedies available to Purchaser, such transfer will be at the Seller’s expense), such Transferred Asset to Purchaser.
7.3
Tax Matters.
(a)
Apportionment of Ad Valorem Taxes
(i)
All ad valorem, real property, personal property or other similar Taxes with respect to the Transferred Assets that relate to any Straddle Period (such Taxes collectively the “Apportioned Taxes”) shall be apportioned between Seller and Purchaser as follows: (a) the Seller shall be apportioned an amount equal to the total amount of such Apportioned Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of total days in such Straddle Period and (b) the Purchaser shall be apportioned an amount equal to the excess of the total amount of such Apportioned Taxes for the entire Straddle Period over the amount determined in clause (a) hereof.

(ii)
Apportioned Taxes will be timely paid, and all applicable Tax Returns will be filed by Purchaser as provided by Applicable Law. Purchaser will be entitled to reimbursement from the Seller in accordance with Section 7.3(a)(i). Upon payment of Apportioned Taxes, the Purchaser will present a statement to Seller setting forth the amount of the reimbursement to which the Purchaser is entitled under Section 7.3(a)(i) together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.
(iii)
Subject to the foregoing, for all other purposes of this Agreement, the amount of any Taxes of the Business or with respect to the Transferred Assets not based upon or measured by income, activities, events, the level of any item, gain, receipts, proceeds, profits or similar items for the Pre-Closing Tax Period portion of a Straddle Period will be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period. The Pre-Closing Tax Period portion of any other Taxes for a Straddle Period will be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis.
(b)
After the Closing Date, Purchaser and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Tax Returns for Pre-Closing Tax Periods) relating to the Business or the Transferred Assets as is reasonably necessary for the preparation of any Tax Return, claim for refund or audit, the making of any election related to Taxes, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment. Upon reasonable request and with reasonable written notice, Seller and Purchaser shall make its employees and facilities available on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder. The other party hereto shall promptly (and in no event later than thirty (30) days after receipt of the request) provide the reasonably requested information. The requesting party shall indemnify the other party for any out-of-pocket expenses incurred by such party in connection with providing any information or documentation pursuant to this Section 7.3(b). Any information obtained under this Section 7.3(b) shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax audit, dispute or contest.
(c)
All Tax sharing agreements or similar agreements and all powers of attorney that relate in any way to the Transferred Assets or the Business will be terminated effective as of the Closing and, after the Closing, no such agreement or power of attorney will have any effect on the Transferred Assets, and Purchaser and its affiliates shall not have any Liability with respect thereto.
ARTICLE 8.

CONDITIONS PRECEDENT
8.1
Conditions to Each Party’s Obligation. The respective obligations of the parties hereto to effect the Transactions are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Seller and Purchaser), at or prior to the Closing, of the following conditions:
(a)
No Injunctions or Restraints. No Order or Applicable Law preventing the consummation of the Transactions shall be in effect.

(b)
Sale Order. The Bankruptcy Court shall have entered the Sale Order, which shall provide for the sale of the Transferred Assets free and clear of all liens, claims, encumbrances and interests pursuant to 11 U.S.C. § 363, and such Sale Order shall be a Final Order (unless such Final Order requirement is waived by the Seller and Purchaser in their respective sole discretion).
8.2
Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Transactions is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Purchaser), at or prior to the Closing, of the following conditions:
(a)
Representations and Warranties. (i) Each of the representations and warranties of the Seller set forth in ARTICLE 3 shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” or words of similar import set forth therein) as of the date hereof and as of the Closing as though made at and as of such time (other than such representations and warranties as are made as of a specified date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.4, Section 3.14 and Section 3.17 (collectively, the “Fundamental Representations”) shall be true and correct in all respects as of the hereof and as of the Closing Date as though made on and as of such time, except that such Fundamental Representations that are made as of a specified date need be true and correct in all respects only as of such date.
(b)
Performance of Covenants and Obligations. The Seller shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing, except to the extent of changes or developments contemplated expressly by the terms of this Agreement or caused by the Transactions.
(c)
Third Party Consents. The Seller shall have received written consent from the applicable counterparty to each of the Assigned Contracts set forth in Schedule 8.2(c) (collectively, the “Third Party Consents”), in form and substance reasonably satisfactory to Purchaser, and executed counterparts thereof shall have been delivered to Purchaser at or prior to the Closing.
(d)
Closing Deliverables. The Seller shall have delivered to Purchaser the closing deliveries required to be delivered by the Seller pursuant to Section 2.8(a), Section 2.8(b), Section 2.8(c), Section 2.8(d), and Section 2.8(f). The Escrow Agent shall have delivered its duly executed signature page of the Escrow Agreement to the Purchaser pursuant to Section 2.8(c).
8.3
Conditions to Obligations of the Seller. The obligation of the Seller to effect the Transactions is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Seller), at or prior to the Closing, of the following conditions:
(a)
Representations and Warranties. Each of the representations and warranties of Purchaser set forth in ARTICLE 4 shall be true and correct in all respects as of the Closing as though made at and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate Transactions.
(b)
Performance of Covenants and Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing, except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the Transactions.
(c)
Closing Deliverables. Purchaser shall have delivered to the Seller the closing deliveries required to be delivered by Purchaser pursuant to Section 2.8(a), Section 2.8(b), Section 2.8(c),

Section 2.8(d), and Section 2.8(e). The Escrow Agent shall have delivered its duly executed signature page of the Escrow Agreement to the Seller pursuant to Section 2.8(c).
8.4
Waiver of Condition; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing. Neither Purchaser nor the Seller may rely on the failure of any condition set forth in this ARTICLE 8, as applicable, to be satisfied if such failure was caused by such party’s failure to consummate the Transactions.
ARTICLE 9.

TERMINATION
9.1
Events of Termination. Notwithstanding any provision to the contrary set forth herein, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:
(a)
by written consent of Purchaser and the Seller;
(b)
automatically, (i) upon the earlier of (A) the consummation of a sale or other disposition of all or substantially all of the Transferred Assets to a Person other than Purchaser (each, an “Alternate Transaction”), or (B) if Purchaser’s bid has been selected as the Back-Up Bid for the Transferred Assets, 45 days after the conclusion of the Auction (or, if no Auction is held, 45 days after the date on which the Seller files a notice of cancellation of Auction) or (ii) if Purchaser’s bid was selected as neither the winning bid nor the Back-Up Bid for the Transferred Assets, two (2) business days after entry of an order approving the winning bid and (if applicable) the Back-Up Bid for the Transferred Assets.
(c)
by Purchaser or the Seller by written notice to Purchaser or the Seller from the other, if the Bankruptcy Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code;
(d)
by Purchaser if the Seller (i) withdraws the motion for the Sale Order, or publicly announces its intention to withdraw such motion, (ii) moves to voluntarily dismiss the Bankruptcy Cases, (iii) moves for conversion of the Bankruptcy Cases to Chapter 7 of the Bankruptcy Code, or (iv) moves for appointment of an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code or a trustee in the Bankruptcy Cases;
(e)
by Purchaser, by written notice from Purchaser to the Seller, if there has been a breach or inaccuracy of a covenant, representation or warranty made by the Seller in this Agreement, such that the conditions in Section 8.1 or Section 8.2 are not capable of being satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by the Seller prior to the earlier of (i) twenty (20) Business Days after receipt of written notice from Purchaser requesting such breach be cured or (ii) two (2) Business Days prior to the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to Purchaser if the failure of Purchaser to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied because there is then a material breach or inaccuracy of a covenant, representation or warranty made by Purchaser in this Agreement;
(f)
by the Seller, by written notice from the Seller to Purchaser, if there has been a breach or inaccuracy of a covenant, representation or warranty made by Purchaser in this Agreement, such that the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by Purchaser prior to the earlier of (i) 20 Business Days after receipt of written notice from the Seller requesting such breach be cured or (ii) two (2) Business Days prior to the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to the Seller if the failure of the Seller to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied because there is then a material breach or inaccuracy of a covenant, representation or warranty made by the Seller in this Agreement;
(g)
by Purchaser or the Seller, by written notice from Purchaser or the Seller to the other, if any Governmental Authority of competent jurisdiction shall have issued an Order, enacted any Applicable Law or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and, in the case of Orders and other actions, such Order or other action shall have become Final Orders; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(g) shall not be available to the party seeking to terminate if any action of such party or any failure of such party to act has caused such Order or other action and such action or failure constitutes a breach of this Agreement;
(h)
by written notice from Purchaser to Sellers, if any Seller announces or files a plan or other transaction, or seeks to file a plan or other transaction, contemplating reorganization or sale of all or any part of any member of the Seller Group under the Bankruptcy Code that does not comply with the terms and conditions of this Agreement; or
(i)
by Purchaser or the Seller, by written notice from Purchaser or the Seller to the other, if the Closing has not occurred on or prior to August 31, 2024 (the “Outside Date”); provided, however, that the party exercising the right to terminate this Agreement pursuant to this Section 9.1(i) shall not have been responsible for such failure of the Closing to occur through a breach or inaccuracy of a covenant, representation or warranty contained in this Agreement (it being understood, acknowledged, and agreed that if Seller is unable to provide any required Closing deliverable of Seller, then Seller shall be deemed to have been responsible for such failure of the Closing for purposes of this Section 9.1(i)).
9.2
Effect of Termination.
(a)
In the event that this Agreement shall be terminated pursuant to Section 9.1, (i) Purchaser and its representatives shall promptly return all documents, work papers and other materials of the Seller including any confidential information and (ii) all further obligations of the parties hereto under this Agreement shall terminate without further Liability or obligation to the other parties hereto; provided, however, that, notwithstanding the foregoing, the Liabilities and obligations under (A) the Confidentiality Agreement, and (B) Section 2.9(c), Section 6.2(b), this Section 9.2 and ARTICLE 10 shall continue in full force and effect.
(b)
Notwithstanding anything to the contrary in this Agreement, in the event of valid termination of this Agreement pursuant to Section 9.1, (i) except in the case of Fraud, the Seller’s Liability hereunder for any and all breaches of this Agreement prior to such termination of this Agreement shall be capped at an amount equal to the Deposit Escrow Amount and (ii) no such termination shall relieve Purchaser from any Liability hereunder for any and all breaches of this Agreement prior to such termination of this Agreement (including if this Agreement is terminated by the Seller pursuant to Section 9.1(f)) and the Seller shall be entitled to all remedies available at law or in equity, including payment of the Deposit Escrow Amount pursuant to Section 2.9(c) provided that Purchaser’s aggregate Liability for any such damages shall be limited to foreseeable, consequential damages, which such Liability in no case may exceed the Base Price.
9.3
Termination Fee.
(a)
Subject to limitations set forth in the Bid Procedures Order, in consideration of Purchaser having expended considerable time and expense in connection with this Agreement and the negotiation thereof, and the identification and quantification of assets to be included in the Transferred Assets, and to compensate Purchaser as a stalking-horse bidder, the Seller shall pay in cash to Purchaser, by wire transfer of immediately available funds to the account specified by Purchaser to the Seller in writing, an amount equal to the Termination Fee in the event that this Agreement is terminated pursuant to Section 9.1(b), in which case the Termination Fee shall be due and payable simultaneously with any termination of this Agreement or immediately upon the Seller’s entry into an agreement for an Alternate Transaction with another bidder, whichever is first; provided, that, Purchaser shall not be entitled to the fee described in this Section 9.3(a) to the extent Purchaser is in material breach of this Agreement at the time this Agreement is terminated pursuant to Section 9.1(b) if Seller has provided written notice of such material breach to Purchaser and such material breach has remained uncured for more than twenty (20) Business Days after Purchaser’s receipt of such written notice. The Termination Fee shall be payable, in the first instance, from the proceeds of such Competing Bid or Alternate Transaction. The Seller’s obligation to pay the Termination Fee pursuant to this Section 9.3(a) shall survive termination of this Agreement and shall constitute an administrative expense of the Seller under section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in section 503(b) or 507(b) of the Bankruptcy Code.
(b)
The Seller agrees and acknowledges that Purchaser’s due diligence, efforts, negotiation, and execution of this Agreement have involved substantial investment of management time and have required significant commitment of financial, legal, and other resources by Purchaser, and that such due diligence, efforts, negotiation, and execution have provided value to the Seller and, in the Seller’s reasonable business judgment, is necessary for the preservation of the value of the Seller’s estate. The Seller further agrees and acknowledges that the Termination Fee is not a penalty, but rather represent liquidated damages that are reasonable in relation to Purchaser’s efforts, Purchaser’s lost opportunities from pursuing the Transactions, and the magnitude of the Transactions. The provision of the Termination Fee is an integral part of this Agreement, without which the Purchaser would not have entered into this Agreement.
ARTICLE 10.

GENERAL PROVISIONS
10.1
Survival of Representations, Warranties and Covenants. All covenants and agreements contained in this Agreement that by their term are to be performed in whole or in part, or which prohibit actions, subsequent to Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to Closing, survive the Closing in accordance with their terms until fully performed or satisfied. All other covenants and agreements contained herein (to the extent such covenants and agreements contemplate or require performance by such party prior to the Closing), and all representations and warranties contained herein or in any Related Document shall not survive Closing and shall therefor terminate, including any Action for damages in respect of any breach or inaccuracy thereof, except in the event of Fraud. Notwithstanding the foregoing, the provisions of Section 2.9(c), Section 6.2, Section 9.2, this Article 10 and the Confidentiality Agreement shall survive the Closing. Notwithstanding anything to the contrary in this Agreement, the parties shall retain all rights and remedies of Fraud, and nothing herein shall preclude any party from commencing an Action or asserting claims related to Fraud.
10.2
Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Confidentiality Agreement and the Related Documents, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (including any letters of intent or term sheets), whether written or oral, among the parties with respect to such subject matter (other than, for the avoidance of doubt, the Confidentiality Agreement and the Related Documents) or any prior course of dealings. The parties hereto have voluntarily agreed to define their rights, Liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and conditions of this Agreement, the Confidentiality Agreement and the Related Documents, and the parties hereto expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in this Agreement, the Confidentiality Agreement and the Related Documents. Furthermore, the parties each hereby acknowledge that this Agreement, the Confidentiality Agreement and the Related Documents embody the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties to this Agreement, the Confidentiality Agreement and the Related Documents specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any Related Claims shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereby agree that neither party hereto shall have any remedies or cause of action (whether in contract or in tort or otherwise) of any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.
10.3
Amendment; No Waiver. This Agreement, the Schedules and the Related Documents may be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by a written instrument making specific reference to this Agreement (and, if applicable, the Related Documents) executed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any party of a breach of any provision of this Agreement or the Related Documents shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall a single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
10.4
Severability; Specific Versus General Provisions. Whenever possible, each provision of this Agreement and the Related Documents shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any term or other provision of this Agreement or the Related Documents is invalid, illegal, or incapable of being enforced by any Applicable Law or public policy, all other terms or provisions of this Agreement and the Related Documents shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, in whole or in part, such term or provision is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under Applicable Law. No party hereto shall assert, and each party shall cause its respective Affiliates or related parties not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable. Notwithstanding anything to the contrary, to the extent that a representation, warranty, covenant or agreement of the Seller contained in this Agreement or the Schedules (each, a “Provision”) addresses a particular issue with specificity (a “Specific Provision”), and no breach by the Seller exists under such Specific Provision, the Seller shall not be deemed to be in breach of any other Provision (with respect to such issue) that addresses such issue with less specificity than the Specific Provision, and if such Specific Provision is qualified or limited by the Seller’s Knowledge, or in any other manner, no other Provision shall supersede or limit such qualification in any manner.
10.5
Expenses and Obligations. Except as otherwise provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the Transactions, including the costs, expenses and disbursements of counsel and accountants, shall be borne solely and entirely by the party that has incurred such expenses.
10.6
Notices. All notices, consents, waivers, and other communications under this Agreement or the Related Documents must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if delivered by electronic mail (unless the sender receives an automated message that the email has not been delivered) on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); provided that such notice is further transmitted by national overnight courier or registered or certified mail within two (2) Business Days after providing such notice via electronic mail, and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or email addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 10.6):

If to Purchaser:
Amylyx Pharmaceuticals, Inc.
43 Thorndike St,
Cambridge, MA 02141
Attn: Gina Mazzariello
Email: [*]

with a copy to (which will not constitute notice):
Ropes & Gray LLP
800 Boylston St,

Boston, MA 02199
Attn: Hannah England; Cristine Schwarzman
Email: [*]; [*]

If to the Seller:

Eiger BioPharmaceuticals, Inc.
2100 Ross Avenue
Dallas, Texas 75201
Attn: David Apelian, Chief Executive Officer
Email: [*]

with a copy to (which will not constitute notice):

Sidley Austin LLP
2021 McKinney Ave., Suite 2000
Dallas, TX 75201

Attention: Thomas R. Califano, William E. Curtin and Anne G. Wallice
Email: [*], [*], and [*]

10.7
Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, or other agreed format shall be sufficient to bind the parties to the terms and conditions of this Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any Related Document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.
10.8
Governing Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, the Related Documents and all Related Claims shall be governed by the internal laws of the State of Delaware (including its statute of limitations), without giving effect to any choice or conflict of law principles or rules that would cause the application of the Applicable Laws of any other jurisdiction.
10.9
Submission to Jurisdiction; Consent to Service of Process.
(a)
Without limiting any party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to interpret and/or enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any Related Document, any breach or default hereunder or thereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy

Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 10.6; provided, however, that if the Bankruptcy Cases have closed, the parties agree to irrevocably submit to the exclusive jurisdiction of the United States District Court for the Northern District of Texas over all Related Claims, and each party hereto hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. The parties hereto hereby irrevocably and unconditionally waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Related Claim brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
(b)
Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 10.6 (other than by email) along with a notification that service of process is being served in conformance with this Section 10.9(b). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Applicable Law.
10.10
Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING OR RELATED CLAIM BROUGHT BY OR AGAINST IT, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS.
10.11
Rights Cumulative. All rights and remedies of each of the parties under this Agreement and the Related Documents will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement, the Related Documents or Applicable Law.
10.12
Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement or any of the rights, interests or obligations under this Agreement may be made by any party hereto at any time, whether or not by operation of law, without the prior written consent of the other party hereto, and any attempted assignment without the required consent shall be void; provided, however, that (a) Purchaser may assign (i) any of its rights or delegate any of its duties under this Agreement to any of its Affiliates, and (ii) its rights, but not its duties, under this Agreement to any of its financing sources and (b), the Seller may assign any of its rights or delegate any of its duties under this Agreement (i) to any of its Affiliates, (ii) to any creditor or group of creditors pursuant to an order of the Bankruptcy Court entered in the Bankruptcy Cases, including Seller’s rights to payment hereunder and rights and ability to enforce the terms of this Agreement, and (iii) for collateral security purposes to any lender of the Seller or its Affiliates; provided, further, however, that, in each case, such assignment shall not release Purchaser from its obligations under this Agreement and the Seller shall have no obligation to pursue remedies against any assignee of Purchaser before proceeding against Purchaser for any breach of Purchaser’s obligations hereunder.
10.13
Specific Enforcement; Remedies. The parties hereto agree that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) Purchaser, on the one hand, and the Seller, on the other hand, shall be entitled to enforce compliance with the covenants and obligations of the other party under this Agreement in any court of competent jurisdiction and appropriate relief, without proof of damages or otherwise, shall be granted, and that this shall include the right of the Seller to cause Purchaser to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and Applicable Laws and to thereafter cause this Agreement and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Seller nor Purchaser would have entered into this Agreement. Remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement. Each of the parties hereto hereby (i) waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, (ii) waives any requirement under any Applicable Law to post a bond or other security as a prerequisite to obtaining equitable relief and (iii) agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.
10.14
Third-Party Beneficiaries. Except as set forth in Section 10.15 (with respect to the Nonparty Affiliates), Section 10.16 (with respect to the released parties identified therein), Section 10.18 (with respect to the Sellers’ Group Members) and the next sentence, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement. From and after the Closing, all of the Persons identified as third-party beneficiaries in the first sentence of this Section 10.14 shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement. The representations and warranties in this Agreement are the product of negotiations between the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any party hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Effective Date or as of any other date.
10.15
No Personal Liability of Directors, Officers and Owners. All Related Claims may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative, or any financial advisor or lender to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any Liability pursuant to any Related Claim; and, to the maximum extent permitted by Applicable Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.
10.16
General Release.
(a)
Effective as of the Closing, the Seller, on behalf of itself, its Affiliates and each of their respective predecessors, successors, and assigns (each of the foregoing, a “Seller Releasing Party”), hereby fully, irrevocably and unconditionally releases and forever discharges Purchaser and its respective past, present, and future directors, managers, officers, employees, agents, stockholders, members, representatives, Affiliates, financial advisors, legal advisors, investment bankers, and other professionals from and against, and covenants that it will not (directly or indirectly) assert any claim or pursue any proceeding of any kind before any Governmental Authority based upon, any and all claims, Actions, causes of action, suits, rights, agreements, Liabilities and demands whatsoever and all consequences thereof, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and in equity, whether existing as of the Closing or arising thereafter, that a Seller Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date. The foregoing sentence shall not be deemed to be a release or waiver by a Seller Releasing Party of any Action it may have under this Agreement or any of the other Related Documents. Nothing in this Section 10.16(a) shall limit Seller’s rights in the case of actual fraud.
(b) Effective as of the Closing, Purchaser, on behalf of itself, its Affiliates and each of their respective predecessors, successors, and assigns (each of the foregoing, a “Purchaser Releasing Party”), hereby fully, irrevocably and unconditionally releases and forever discharges the Seller, the Seller’s Affiliates and its and their respective past and present directors, managers, officers, agents, stockholders, members, representatives, Affiliates, financial advisors, legal advisors, investment bankers, and other professionals from and against, and covenants that it will not (directly or indirectly) assert any claim or pursue any proceeding of any kind before any Governmental Authority based upon, any and all claims, Actions, causes of action, suits, rights, agreements, Liabilities and demands whatsoever and all consequences thereof, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and in equity, whether existing as of the Closing or arising thereafter, that a Purchaser Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date. The foregoing sentence shall not be deemed to be a release or waiver by a Purchaser Releasing Party of any Action it may have under this Agreement or any of the other Related Documents. Nothing in this Section 10.16(b) shall limit Purchaser’s rights in the case of actual fraud.
(c) Without limiting in any way the scope of the releases contained in this Section 10.16 and effective upon the Closing, each of the Seller and Purchaser, to the fullest extent allowed under Applicable Law, hereby waives and relinquishes all statutory and common law protections purporting to limit the scope or effect of a general release, whether due to lack of knowledge of any claim or otherwise, including by waiving and relinquishing the terms of any Applicable Law that provides that a release may not apply to material unknown claims. Each of the Seller and Purchaser hereby affirms its intent to waive and relinquish such unknown claims and to waive and relinquish any statutory or common law protection available in any applicable jurisdiction with respect thereto. Each of the Seller and Purchaser hereby represents and warrants that it has access to adequate information regarding the terms hereof, the scope and effect of the releases in this Section 10.16, and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement.
10.17
Bulk Sales Laws. The parties intend that pursuant to section 363(f) of the Bankruptcy Code, the transfer of the Transferred Assets shall be free and clear of any Liens on the Transferred Assets including any liens or claims arising out of the bulk transfer laws, and the parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. In furtherance of the foregoing, each party hereby waives compliance by the parties with the “bulk sales,” “bulk transfers” or similar Applicable Laws and all other similar Applicable Laws in all applicable jurisdictions in respect of the Transactions.
10.18
Legal Representation. Purchaser and the Seller acknowledge and agree that the Law Firm has represented the Seller Group in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Transactions, and that the Seller, its Affiliates and its partners, officers, directors and representatives (the “Seller Group Members”) have a reasonable expectation that the Law Firm may represent them in connection with any Action involving any Seller Group Member, on the one hand, and Purchaser or any of its Affiliates and representatives (the “Purchaser Group Members”), on the other hand, arising under this Agreement, the Related Documents or the Transactions. Purchaser hereby, on behalf of itself and the other Purchaser Group Members, irrevocably: (a) acknowledges and agrees that any attorney-client privilege, solicitor-client privilege, work product or other attorney-client or solicitor-client confidential information, in each case, solely to the extent such information does not constitute a, or is not included in any, Transferred Asset (“Attorney-Client Information”) arising from communications prior to the Closing between any Seller (including any one or more officers, directors or stockholders of such Seller), on the one hand, and the Law Firm, on the other hand, is not included in the property, rights, privileges, powers, franchises and other interests that are possessed by or vested in the Business or the Transferred Assets, that any such Attorney-Client Information shall be deemed property of, and controlled solely by, such Seller for the benefit and on behalf of the Seller Group Members and, upon request, convey and transfer any Attorney-Client Information to the Seller; (b) acknowledge and agree that the Seller Group Members shall have the right to retain, or cause the Law Firm to retain, any such Attorney-Client Information in the possession of the Law Firm or such Seller Group Members at the Closing; (c) disclaim the right to assert a waiver by any Seller Group Member with regard to the attorney-client privilege, solicitor-client privilege or other right to confidentiality with respect to such Attorney-Client Information solely due to the fact that such documentation or information is physically in the possession of Purchaser after the Closing; (e) consent to the Law Firm’s representation after the Closing of any Seller Group Member in any Action that may relate to a Purchaser Group Member or the Transactions and consent to and waive any conflict of interest arising therefrom without the need for any future waiver or consent; and (f) consent to the disclosure by the Law Firm to any Seller Group Member of any documentation or information obtained by the Law Firm during the course of its representation of Seller or any Affiliate prior to the Closing, whether related to this Agreement, the Related Documents, the Transactions or otherwise, whether or not such disclosure is made prior to or after the Closing and whether or not the documentation or information disclosed is subject to any attorney-client privilege, solicitor-client privilege or confidentiality obligation to any Seller, any Affiliate of such Seller or any other Person. In the event that any Action arises after the Closing between any Purchaser Group Member and a Person other than a Seller Group Member, such Purchaser Group Member shall not disclose any documentation or information that is subject to an attorney-client privilege or other rights of confidentiality referenced in this Section 10.18 without the prior written consent of the applicable Seller; provided, however, that if such Purchaser Group Member is required by judicial order or other legal process to make such disclosure, such Purchaser Group Member shall promptly notify the applicable Seller in writing of such requirement (without making disclosure) and shall provide such Seller with such cooperation and assistance as shall be necessary to enable such Seller to prevent disclosure by reason of such attorney-client privilege, solicitor-client privilege or other rights of confidentiality. This Section 10.18 is for the benefit of the Seller Group Members and such Persons are intended third-party beneficiaries of this Section 10.18.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PURCHASER:

AMYLYX PHARMACEUTICALS, INC.

By:	/s/ Justin Klee
Name: Justin Klee
Title: Co-CEO

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLER:

EIGER BIOPHARMACEUTICALS, INC.

By:	/s/ Jim Vollins
Name: James Vollins
Title: General Counsel, Chief Compliance Officer & Corporate Secretary

Signature Page to Asset Purchase Agreement

EXHIBIT A
Form of Bill of Sale and Assignment and Assumption Agreement

See attached.

EXHIBIT B
Form of Escrow Agreement

See attached.

EXHIBIT C
Form of Intellectual Property Assignment Agreement

See attached.